UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

The McGraw-Hill Companies, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 22, 2004

DEAR SHAREHOLDER:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 28, 2004. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live webcast on the Company’s web site at www.mcgraw-hill.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. I urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

I look forward to seeing you at the Meeting.

HAROLD MCGRAW III

Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 28, 2004

The Annual Meeting of Shareholders of The McGraw-Hill Companies, Inc. will be held on Wednesday, April 28, 2004, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York. At the Meeting, shareholders will be asked to:

•	elect four Directors;

•	approve the Amended and Restated 2002 Stock Incentive Plan;

•	ratify the appointment of independent auditors for 2004;

•	consider and vote on a shareholder proposal requesting a shareholder vote on “poison pills”; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 9, 2004, the record date for the Meeting.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 22, 2004

Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations web site at www.mcgraw-hill.com/investor  relations for further Internet voting instructions as well as to view the Proxy Statement and Annual Report online.

The McGraw-Hill Companies, Inc.

Proxy Statement

2004 Annual Meeting of Shareholders

The McGraw-Hill Companies, Inc.

Proxy Statement

2004 Annual Meeting of Shareholders

GENERAL INFORMATION

Why did I receive this Proxy Statement?

The Board of Directors of The McGraw-Hill Companies, Inc. (the “Company”, “we” or “us”) is soliciting proxies for the 2004 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 28, 2004, and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need to vote at the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement and proxy are being mailed to shareholders beginning March 22, 2004. The Company’s 2003 Annual Report was mailed to shareholders on March 12, 2004.

What will I vote on?

Four items:

•	election of four Directors;

•	approval of the Amended and Restated 2002 Stock Incentive Plan;

•	ratification of the appointment of independent auditors for 2004; and

•	a shareholder proposal requesting a shareholder vote on “poison pills”.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 9, 2004, may vote at the Annual Meeting.

How many votes do I have?

You have one vote for each share of common stock you held on the record date.

What constitutes a quorum for the Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 191,564,369 shares of Company common stock were issued and outstanding.

How do I vote?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you attend the Annual Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote on the Internet or by telephone. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•	as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner”, also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet, as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

How do I vote my shares in the Dividend Reinvestment Plan?

If you participate in the Dividend Reinvestment Plan, any proxy you give will also govern the voting of all shares you hold in this Plan, unless you give us instructions to the contrary.

How do I vote my shares in the Company’s employee benefit plans?

You may instruct the plans’ Trustee on how to vote your shares in these plans by mail, by telephone, or via the Internet. Your vote must be received by April 23, 2004, or the shares represented will not be voted.

Can I change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Meeting by: (1) sending a notice to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095; or (2) delivering a later dated proxy by telephone, on the Internet, or in writing. You may also revoke your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. Although we are mailing these proxy materials, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. Georgeson Shareholder Communications Inc. is assisting us with the solicitation of proxies for a fee of $25,000 plus out-of-pocket expenses.

How many votes are required for the approval of each item?

•	Proposal One – The four nominees for Director receiving a plurality of the votes cast will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

•	Proposal Two – The affirmative vote of the holders of a majority of the votes cast is required to approve the Amended and Restated 2002 Stock Incentive Plan. Abstentions and broker non-votes will not be counted either for or against this proposal.

•	Proposal Three – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of independent auditors for 2004. Abstentions will not be counted either for or against this proposal.

•	Proposal Four – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal. Abstentions and broker non-votes will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum? What are broker non-votes? What if I vote “abstain”?

Abstentions, broker non-votes and votes withheld from Director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.

Broker non-votes. If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of Directors and ratification of auditors, the broker may vote your shares in its discretion. For approval of the Amended and Restated 2002 Stock Incentive Plan and the shareholder proposal, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote”.

Who will count the vote?

Votes at the Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for the Amended and Restated 2002 Stock Incentive Plan;

•	for the ratification of the appointment of independent auditors for 2004; and

•	against the shareholder proposal.

How do I submit a shareholder proposal for the 2005 Annual Meeting?

The Company’s 2005 Annual Meeting is scheduled for April 27, 2005. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by November 22, 2004. Proposals should be addressed to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 29, 2004 and no later than January 28, 2005. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations web site at www.mcgraw-hill.com/investor_relations.

Can I view future proxy materials online instead of receiving them by mail?

Yes. If you are a shareholder of record or own Company stock through one of the Company’s employee benefit plans, you may, if you wish, view future Proxy Statements and Annual Reports online. If you elect this feature, you will continue to receive a proxy card by mail which will include the web address for viewing the materials online. The proxy card will also include instructions for the three voting options: telephone, Internet or by mail. You may select any voting method regardless of how you received the materials. If you have more than one account, you may receive separate proxy cards for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

At any time during the year, shareholders of record may give consent to view future Proxy Statement and Annual Report materials online. During the 2004 proxy voting period, the telephone and Internet systems will automatically prompt shareholders for their consent. If voting by mail, check the “Consent to View Future Materials Online” box on the proxy card. For other times during the year, go to www.melloninvestor.com/isd and enter the InvestorServiceDirect SM web site. First-time users will need to establish a Personal Identification Number (PIN). Under “Account Management,”

select “Consent Update” and review the terms. A PIN confirmation will be mailed within two days to the address of record. If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to consent to view materials online instead of receiving them by mail.

What are the benefits of electronic delivery?

Electronic delivery saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

May I change my mind later?

Yes. You may discontinue electronic delivery at any time. Shareholders of record may resume mail delivery of the Proxy Statement and Annual Report by calling Mellon Investor Services at (888) 201-5538 between the hours of 9:00 a.m. and 7:00 p.m., Monday through Friday.

If you are a beneficial owner, please contact your broker, bank or other holder of record for procedures on how to revoke your consent and resume delivery of materials by mail.

Will I receive a copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed you our 2003 Annual Report on March 12, 2004.

What is “householding”?

We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

What if I want to receive a separate copy of the Proxy Statement?

If you participate in householding and wish to receive a separate copy of the 2003 Annual Report or this Proxy Statement, or if you wish to receive separate copies of future Annual Reports and/or Proxy Statements, please call us at (866) 436-8502, or send an e-mail to investor_relations@mcgraw-hill.com, or write to: Investor Relations, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will deliver the requested documents to you promptly on your request.

Where can I find the voting results?

We will publish the voting results in our Form 10-Q for the Second Quarter of 2004 which we will file with the Securities and Exchange Commission (the “SEC”) by August 9, 2004. To view it online, go to the Company’s Investor Relations web site at www.mcgraw-hill.com/investor_relations, and click on the SEC Filings link.

Do the Directors attend the Meeting?

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Meeting. All of our Directors attended the 2003 Annual Meeting.

What should I do if I want to attend the Meeting?

All shareholders of the Company may attend the Meeting. The Meeting will be held on the second floor of the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, and will begin promptly at 11:00 a.m. (EDT). You may be asked to present photo identification before being admitted to the Meeting. If you have questions about attending the Meeting, you may call Investor Relations at (866) 436-8502.

Can a shareholder communicate directly with our Board? If so, how?

Yes. You may communicate directly with our Board, including the Presiding Director, by writing to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail to the Company’s Secretary at corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your questions or comments directly to our Board. For additional information about the Presiding Director, please see page 7 of this Proxy Statement.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are over-seen by our Board pursuant to the New York Business Corporation Law and our Certificate of Incorporation and By-Laws. Under the Company’s Certificate of Incorporation, the members of the Board are grouped into three classes. The three classes are as equal in number as possible. One class is elected at each Annual Meeting to hold office for a three-year term beginning on the date of the Meeting.

New members are assigned to classes upon ini-tial appointment so that the size of each class is as nearly equal as possible. As a result, a new member’s initial term may be less than three years. Three of the Director nominees standing for election at this year’s Annual Meeting, Messrs. Pedro Aspe, Robert P. McGraw and Edward B. Rust, Jr., are currently serving as Directors of the Company. The fourth nominee, Ms. Hilda Ochoa-Brillembourg, is standing for election by the shareholders for the first time. All four of the Director nominees are being nominated for three-year terms that will expire in 2007.

Mr. Vartan Gregorian, a Director since 1990, will be retiring from the Board after the 2004 Annual Meeting in accordance with the Board’s longstanding retirement age policy.

Mr. Harold W. McGraw, Jr., a Director from 1954 to 1988, Chairman of the Board from 1976 to 1988, and Chief Executive Officer from 1975 to 1983, retired from the Board after the 1988 Annual Meeting in accordance with the Board’s retirement age policy. However, in recognition of Mr. McGraw’s past service and contributions to the Company and to assure his continued close association with the Board and the Company, the Board elected Mr. McGraw permanently to the position of Chairman Emeritus.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman of the Board, President and Chief Executive Officer) and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange, based upon the application of objective categorical standards adopted by the Board. In making a determination regarding a Director’s independence, the Board considers all relevant facts and circumstances, including the Director’s commercial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time. In accordance with the Company’s Corporate Governance Guidelines, a Director who satisfies all of the following criteria will be determined to be an independent Director of the Company:

(i)	such Director has not been an employee of the Company, or any of its subsidiaries, during the past three years;

(ii)	such Director has not received more than $100,000 per year in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during the past three years;

(iii)	such Director has not been affiliated with or employed by the present or former independent auditor of the Company, or any of its subsidiaries, during the past three years;

(iv)	such Director, during the past three years, has not been employed as an executive officer of another company where any executive of the Company, or any of its subsidiaries, served on the compensation committee of such other company;

(v)

such Director is not, and has not been in the past three years, an executive officer or an employee of another company that makes payments (exclusive of charitable contributions) to, or receives payments (exclusive of charitable contributions) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the consolidated gross revenues of such other company;

(vi)	such Director does not have an immediate family member who is an Executive Officer of the Company, or any of its subsidiaries, or who would fall within the criteria set forth in paragraphs (i)-(v) above, during the past three years; and

(vii)	such Director does not have any material relationship with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company, or any of its subsidiaries.

For purposes of paragraph (vi) above, an "immediate family member" is defined as a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in- law, brothers and sisters-in-law and anyone (other than an employee) who shares such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Presiding Director

On February 25, 2004, the Board appointed Ms. Linda Koch Lorimer, the Chair-Elect of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period February 25, 2004 through December 31, 2004. In her capacity as the Presiding Director, Ms. Lorimer will preside at regularly scheduled executive sessions of the Board at which only non-management Directors are present. Shareholders may communicate with Ms. Lorimer by sending a letter to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095 or by sending an e-mail message to corporate_secretary@mcgraw-hill.com. The Company’s Secretary will then forward your letter to Ms. Lorimer.

Directors’ Biographies

Class of 2004

The following Directors have been nominated and are standing for election to serve for three-year terms that will expire in 2007. Messrs. Pedro Aspe, Robert P. McGraw and Edward B. Rust, Jr. are currently serving as Directors of the Company with terms that will expire at this year’s Annual Meeting. Ms. Hilda Ochoa-Brillembourg is standing for election by the shareholders for the first time. Please see page 31 of this Proxy Statement for voting information.

Pedro Aspe, age 53, has been since April 2001 Chairman of the Board and Chief Executive Officer of Protego Asesores Financieros, a leading investment banking advisory firm in Mexico. From 1996 to March 2001, Dr. Aspe was Chairman of the Board of Vector Casa de Bolsa, S.A. de C.V., an investment banking firm in Mexico. Dr. Aspe has been since 1995 a professor at the Instituto Tecnológico Autónomo de México located in Mexico City. Dr. Aspe has held a number of positions with the Mexican government and was most recently the Secretary of Finance and Public Credit of Mexico from 1988 through 1994. Dr. Aspe is a director of Televisa located in Mexico City. Dr. Aspe is a member of the Advisory Board of Stanford University’s Institute of International Studies, the Visiting Committee of the Department of Economics of MIT, and the Center for Politics and Economics at Claremont University. Dr. Aspe also sits on the Advisory Board of Marvin & Palmer in Wilmington, Delaware and American International Group, Inc. Dr. Aspe has served as a Director of the Company since 1996 and is Chairman of the Audit Committee and a member of the Executive and Financial Policy Committees.

Robert P. McGraw, age 49, is currently Chairman and Chief Executive Officer of Averdale International, LLC, an investment and consulting company. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to August 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

Hilda Ochoa-Brillembourg, age 59, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, a group of affiliated investment management firms, and Managing Director of Emerging Markets Investment Corporation and Emerging Markets Management, LLC. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas and a Trustee and Executive Committee member of the Washington Opera. She is also a Director of the National Symphony Orchestra and an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc., the World Bank/International Monetary Fund Credit Union and the Harvard Management Company, Inc.

Edward B. Rust, Jr., age 53, has been since 1987 Chairman of the Board and Chief Executive Officer of State Farm Insurance Companies, the largest insurer of automobiles and homes in the United States. Mr. Rust is a Director of Helmerick & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, he was a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust is Co-Chairman of the Business Roundtable. He is also Chairman of the Business Higher Education Forum and Co-Chairman of the Committee for Economic Development’s Subcommittee on Education Studies. Mr. Rust has served as a Director of the Company since 2001 and is a member of the Audit and Compensation Committees.

Class of 2005

The following four Directors will continue in office until 2005:

Sir Winfried Bischoff, age 62, has been since 2000 Chairman of Citigroup Europe, which represents the European businesses of Citigroup, Inc., a global financial services firm. He is also a member of Citigroup, Inc.’s Management Committee. Sir Winfried Bischoff was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Winfried Bischoff was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company, IFIL SpA (Italy) and Land Securities plc. Sir Winfried Bischoff has served as a Director of the Company since 1999 and is a member of the Audit and Financial Policy Committees.

Douglas N. Daft, age 61, has been Chairman of the Board and Chief Executive Officer of The Coca-Cola Company since February 17, 2000. He served as President and Chief Operating Officer of The Coca-Cola Company from December 5, 1999 until February 17, 2000. He previously served as Senior Vice President of The Coca-Cola Company from 1991 until December 5, 1999. Mr. Daft also served as President of the Middle and Far East Group of The Coca-Cola Company, which included management responsibility for the Africa Group and the Schweppes Beverage Division, from October 29, 1999 until December 5, 1999. Mr. Daft has worked at The Coca-Cola Company since 1969, and has held various executive positions since 1984. Mr. Daft is a Director of SunTrust Banks, Inc. He also serves on the Boards of the Boys and Girls Clubs of America, Catalyst, and a number of educational and professional associations. Mr. Daft is a Trustee of Emory University, the American Assembly, and the Center for Strategic & International Studies. Mr. Daft is also a member of The Business Council and The Business Roundtable. Mr. Daft has served as a Director of the Company since February 2003 and is a member of the Audit and Compensation Committees.

Linda Koch Lorimer, age 52, has been Vice President and Secretary of Yale University since 1995, having returned to Yale as Secretary of the University in 1993. She was President of Randolph-Macon Woman’s College from 1987 to 1993 and was Associate Provost of Yale University from 1983 to 1987. She is a Director of Sprint Corporation. Ms. Lorimer is the former Chairman of the Board of the Association of American Colleges and Universities and the Women’s College Coalition. Ms. Lorimer is a Director of Yale-New Haven Hospital and a Trustee of Hollins University. Ms. Lorimer has served as a Director of the Company since 1994 and is a member of the Compensation and Nominating and Corporate Governance Committees.

Harold McGraw III, age 55, has been Chairman of the Board of the Company since 2000 and President and Chief Executive Officer of the Company since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. He is a member of The Business Roundtable, The Business Council, and serves as Chairman of The Emergency Committee for American Trade. Mr. McGraw is a Director of United Technologies Corporation. He also serves on the Boards of the National Organization on Disability, the National Actors Theatre, the National Academy Foundation, the National Council on Economic Education, the Wharton Graduate Executive Board, and Hartley House (a New York City community settlement house) and is Co-Chair of Carnegie Hall’s Corporate Fund. Mr. McGraw has served as a Director of the Company since 1987 and is Chairman of the Executive Committee. (a)

Class of 2006

The following three Directors will continue in office until 2006:

James H. Ross, age 65, has been Deputy Chairman of National Grid Transco plc since 2002, a public UK company with interests in electricity and gas transmission and distribution in the United Kingdom, the United States, Argentina, Zambia and Australia. Prior to that, Mr. Ross was Chairman of National Grid Group plc from 1999 to 2002. Mr. Ross was also Chairman of The Littlewoods Organisation from 1996 to 2002, a private company in Great Britain operating in the retail home shopping and leisure businesses. Mr. Ross was Chief Executive and Deputy Chairman of Cable & Wireless plc, an international provider of telecommunications services, between 1992 and 1995. He was a Managing Director of British Petroleum plc, which engages in all phases of the petroleum business, from 1991 to 1992, and Chairman and Chief Executive Officer of BP America Inc., a subsidiary of British Petroleum plc, from 1988 to 1992. Mr. Ross is a Director of Schneider Electric and Datacard Inc. He is also the Chairman of the Leadership Foundation for Higher Education in the United Kingdom. Mr. Ross has served as a Director of the Company since 1989 and is Chairman of the Financial Policy Committee and a member of the Executive and Nominating and Corporate Governance Committees.

Kurt L. Schmoke, age 54, left the Washington, D.C. based law firm of Wilmer Cutler & Pickering where he was a partner from 2000 through 2002 to become Dean of the Howard University School of Law in January 2003. Prior to that, Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of The Baltimore Life Companies and Legg Mason, Inc. He is a Trustee of Tuskegee University, a member of the Council on Foreign Relations, and a member of the Board of Directors of the World Wildlife Fund. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. Mr. Schmoke has served as a Director of the Company since February 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

Sidney Taurel, age 55, has been Chairman, President and Chief Executive Officer of Eli Lilly and Company, a pharmaceutical company, since 1999. Mr. Taurel joined Lilly in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. He has served as President and CEO since June 1998, adding the role of Chairman of the Board in January 1999. Mr. Taurel is a Director of IBM. He is a member of The Business Council and The Business Roundtable, and a Director of Pharmaceutical Research and Manufacturers of America. He is a Member of the Board of Overseers of the Columbia Business School, a founder and Chairman of the Capital Campaign of the International School of Indiana, a Vice Chair of the Kennedy Center Corporate Fund, and a Trustee of the Indianapolis Museum of Art. In June 2002, President Bush appointed him to the President’s Homeland Security Advisory Council, and in February 2003 to the President’s Export Council. Mr. Taurel has served as a Director of the Company since 1996 and is Chairman of the Compensation Committee and a member of the Executive and Nominating and Corporate Governance Committees.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers and the sons of Mr. Harold W. McGraw, Jr.

Corporate Governance Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations web site at www.mcgraw-hill.com/investor_relations: (i) the Company’s Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation, Executive, Financial Policy, and Nominating and Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; and (vii) the Audit Committee’s Policy concerning Employee Complaint Procedures regarding Accounting and Auditing Matters.

Committees of the Board of Directors

The Company has standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Chairman of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Audit, Compensation, and Nominating and Corporate Governance Committees follows.

Audit Committee

The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 16 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2003 fiscal year.

•	The Audit Committee has a Charter attached to this Proxy Statement as Appendix A. The Charter is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations web site at www.mcgraw-hill.com/investor_relations.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. As noted below on page 15, Sir Winfried Bischoff will no longer serve on the Audit Committee following the 2004 Annual Meeting.

•	The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Committee members in their respective biographies found on pages 8 through 10 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation Committee

The Compensation Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and/or approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s stock incentive plans; and

•	establishing performance objectives in connection with the Company’s executive incentive plans to ensure consistency with the Company’s financial and strategic plans and objectives.

All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	administering the Director Deferred Stock Ownership Plan;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent; and

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which is available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations web site at www.mcgraw-hill.com/investor_relations. A copy of the Charter is available to shareholders free of charge on request to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095.

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. This written nomination must comply with the advance notice, informational and other requirements described in the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary at the address noted above and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations web site at www.mcgraw-hill.com/investor_relations.

•	The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. This assessment includes, in addition to qualities of intellect, integrity and judgment, issues of diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation and public policy. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company other than Ms. Hilda Ochoa-Brillembourg, who is standing for election by shareholders for the first time. Ms. Ochoa-Brillembourg was recommended to the Board by the Committee and the Company’s Chief Executive Officer. Ms. Ochoa-Brillembourg was identified by the Committee with the assistance of a Director search firm which was retained for a fee by the Committee to identify highly qualified Director candidates and to review their background and experience.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Membership and Meetings of the Board and Its Committees

In 2003, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee are shown in the table below.

	Board	Audit	Compensation	Executive	Financial Policy	Nominating & Corporate Governance

Pedro Aspe	Member	Chair		Member	Member

Sir Winfried Bischoff*	Member	Member			Member

Douglas N. Daft	Member	Member	Member

Vartan Gregorian	Member		Member	Member		Chair

Linda Koch Lorimer	Member		Member			Member/ Chair-Elect

Harold McGraw III	Chair			Chair

Robert P. McGraw	Member				Member

James H. Ross	Member			Member	Chair	Member

Edward B. Rust, Jr.	Member	Member	Member

Kurt L. Schmoke	Member				Member	Member

Sidney Taurel	Member		Chair	Member		Member

Number of 2003 Meetings	8	10	6	0	6	4

Beginning in 2004, the non-management Directors will meet in executive sessions at least two times each year without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman, President and Chief Executive Officer, will not be present at one of these non-management Director executive sessions.

* Sir Winfried Bischoff is an executive of an affiliated company of Citigroup Inc. Since the Company may use the investment banking or financial advisory services of Citigroup Inc. from time to time in the future, Sir Winfried Bischoff will not serve on the Audit Committee following this Annual Meeting.

Indemnification

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law. This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s directors’ and officers’ liability insurance. The Company has for many years carried directors’ and officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period December 31, 2003 to December 31, 2004, for an annual premium of $1,723,831. The Company has purchased this insurance coverage from National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Company; Great American Insurance Companies; and Liberty Mutual Insurance Co. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and officers of the Company and its subsidiaries for liabilities or losses incurred in the performance of their duties up to an aggregate sum of $65,000,000. No sums have been paid under this coverage to the Company or any Directors or officers nor have any claims for reimbursement been made under this policy.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors in accordance with the listing standards of the New York Stock Exchange. As noted above on page 15, Sir Winfried Bischoff will no longer serve on the Audit Committee following the 2004 Annual Meeting. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees).

In addition, the Committee has reviewed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee received from the independent auditors the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Committee has also considered whether the provision of services by the Company’s independent auditors Ernst & Young LLP not related to the audit of the financial statements referred to above is compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC. The Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors for 2004.

Pedro Aspe (Chairman)

Sir Winfried Bischoff

Douglas N. Daft

Edward B. Rust, Jr.

Independent Auditor’s Fees and Services

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent auditor for the Company and its subsidiaries for 2004. Please see page 38 of this Proxy Statement for voting information. During the years ended December 31, 2003 and December 31, 2002, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/03	Year Ended 12/31/02
Audit Fees	$3,967,000	$2,790,000
Audit-Related Fees	931,000	675,000
Tax Fees	1,754,000	1,954,000
All Other Fees	341,000	791,000

•	Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews.

•	Audit-related fees generally included fees for pension or other special purpose audits, acquisition assistance and other accounting consultations.

•	Tax fees included fees for tax compliance, advice and planning.

•	All other fees generally included fees for real estate advisory services.

In addition, the policies and procedures contained in the Audit Committee Charter (which is attached to this Proxy Statement as Appendix A) provide that the Committee will preapprove both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

Directors’ Compensation

Directors who are employees receive no additional compensation for serving on the Board or its Committees.

The Company provides the following annual compensation to non-management Directors:

Cash Compensation

•	annual cash retainer of $33,000 for 2003, which has been increased to $40,500 for 2004;

•	$1,200 for each Board meeting attended;

•	$1,000 for each Committee meeting attended;

•	annual retainer of $5,000 to the Committee Chair of each Committee; and

•	reimbursement for customary and usual travel expenses.

Stock Compensation

•	Director Deferred Stock Ownership Plan. This Plan pays each non-management Director an annual deferred share credit equal to the average cash compensation paid to all Directors during the calendar year. Directors received a deferred share credit of $54,300 for 2003. These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and

Board and Committee fees in deferred shares of common stock in lieu of these cash payments. The Company currently has written agreements with Messrs. Pedro Aspe and Edward B. Rust, Jr. to receive all or part of these cash payments as deferred shares.

Other Director Plans

•	Director Deferred Compensation Plan. Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. The Company currently has written agreements with Ms. Linda Koch Lorimer and Messrs. Douglas N. Daft, Vartan Gregorian and Kurt Schmoke to defer cash payments under this Plan. Interest is payable on the deferred cash amount based on 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

•	Directors Retirement Plan. Under this Plan, covered Directors receive annual retirement and disability benefits when they retire from the Board at or after age 65 or if they become disabled. The benefit equals 10% of the then annual retainer fee plus Committee fees for each year of service on the Board. To be eligible for this benefit, covered Directors must have served on the Board for at least five years. This Plan was amended in 1996 to provide that current Board members will not accrue any additional benefits under the Plan after June 30, 1996. The amendment to the Plan also provided that Directors elected after June 20, 1996 will not be eligible to participate in the Plan.

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of Mr. Harold McGraw III and the four most highly compensated executive officers other than Mr. McGraw who were serving as executive officers on December 31, 2003 (the “named executive officers”).

Compensation Committee Report on Executive Compensation

The following is a report of the Compensation Committee of the Board regarding executive compensation. The Committee’s functions and membership are described on pages 13 and 15, respectively, of this Proxy Statement.

Introduction

The Company’s executive compensation program (the “Program”) is administered by the Compensation Committee of the Board (the “Committee”) which is composed of the individuals listed below, all of whom are non-management Directors of the Company who meet the independence requirements of the New York Stock Exchange. The Committee has sole responsibility for all compensation matters with respect to the Company’s senior management. The Committee regularly reports to the Board on its activities and decisions and meets in executive session with all independent Directors at year-end to review the CEO’s performance and compensation.

Philosophy

The Program has been designed to enable the Company to attract, motivate and retain senior management by providing a fully competitive total compensation opportunity based on performance. The Program consists of three key elements: (1) base salaries, which reflect competitive marketplace data and evaluated individual performance; (2) annual incentive opportunities, which are payable for the achievement of annual financial performance goals established by the Committee; and (3) long-term stock-based incentive opportunities consisting of annual grants of restricted performance shares, which are payable for the achievement of three-year financial performance goals established by the Committee, and annual stock option grants. The stock-based incentive opportunities are intended to align the interests of senior management with those of the Company’s shareholders. The Program permits differentiation in total compensation opportunity based on assessments of sustained individual performance, current responsibilities and future potential. Further, the Program is structured so that at higher management levels a larger portion of annual compensation is variable, based on Company performance, and a larger portion of total compensation is composed of stock-based compensation.

The Committee’s policy with respect to the tax deductibility of executive compensation under Section 162(m) of the Internal Revenue Code is to qualify such compensation for deductibility whenever practicable. In the event that earned compensation for executives covered by Section 162(m) may not be deductible by the Company, the Committee may elect to defer such payments, in its sole discretion, until such time that the compensation payment would become deductible. The 1996 Key Executive Short-Term Incentive Compensation Plan, the 1993 Employee Stock Incentive Plan and the 2002 Stock Incentive Plan have been approved by the Company’s shareholders pursuant to the requirements of Section 162(m) of the Internal Revenue Code so that the awards earned under these Plans will qualify for tax deduction by the Company when paid.

It is the Committee’s intent to fulfill its responsibilities according to the highest standards of corporate conduct and governance practices in the long-term best interest of the Company and its shareholders.

Program Competitiveness

The Program is intended to be fully competitive with the total executive compensation programs of competitor companies in the publishing, information and media industry when performance goals are met. Base salaries, annual incentive award opportunities and long-term incentive grant guidelines are determined within the framework of position responsibility, individual performance and the external marketplace. Competitive market data are derived annually using a third-party consultant survey of the publishing, information and media industry, which includes reported data from companies in the peer group index of the Shareholder Return Performance Graph (the “Peer Group”) shown on page 28 of this Proxy Statement.

The annual incentive award opportunities are established by the Committee based on recommendations developed by an independent compensation consulting firm selected by and responsible to the Committee. They are competitive with median levels of incentive opportunities using available data for the competitor companies included in the Peer Group and data from a third-party media industry compensation survey of other publishing, information and media companies.

The long-term incentive grant guidelines provide competitive compensation opportunities in the form of restricted performance share and stock option grants. These guidelines are derived from general industry long-term incentive grant data and are adjusted by an independent compensation consultant to reflect median grant practices of publishing, information and media industry companies including those in the Peer Group.

Following is a discussion of each of the elements of the Program and a description of the specific decisions and actions taken by the Committee with regard to 2003 compensation for the CEO.

Annual Salary and Incentive Compensation

Annual compensation for senior management consists of base salary and the annual incentive awards earned under the Key Executive Short-Term Incentive Compensation Plan. Base salary increases for senior executives other than the CEO are recommended annually by Mr. Harold McGraw III and are reviewed and approved by the Committee.

Target awards established under the Key Executive Short-Term Incentive Compensation Plan are established as a dollar amount for each executive at the beginning of the year. The maximum payment opportunity is set at 200% of the annual target award. Payment of the annual incentive awards for Mr. Harold McGraw III and the other executives named in the Summary Compensation Table is based on the Company’s performance in relation to minimum, target and maximum diluted Earnings Per Share goals which are approved by the Committee at the beginning of the Plan year.

Long-Term Incentive Compensation

The long-term incentive compensation program for senior management consists of two types of annual stock awards: restricted performance shares and stock options. Restricted performance share awards are established for each executive and granted annually. The outstanding 2002 and 2003 awards will vest at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted Earnings Per Share growth goals established by the Committee at the beginning of each award cycle. The restricted performance share awards are subject to forfeiture if the minimum performance goal is not attained or if a participant’s employment is terminated for certain reasons before the shares become vested. During the award cycle, participants receive dividends on and have the right to vote the awarded shares.

The second component of the long-term incentive compensation program consists of stock options, which provide participants with the right to purchase shares of the Company’s common stock at its market value on the date of grant. Each stock option grant becomes exercisable in two equal annual installments commencing one year after grant and has a ten-year maximum term.

2003 CEO Compensation

Mr. Harold McGraw III’s base salary is reviewed annually by the Committee, which considers competitive CEO base salary information from the Peer Group companies, Mr. Harold McGraw III’s individual performance and contributions since his last review, and the merit increase guidelines in effect for other salaried employees during this period. Effective January 1, 2003, the Committee increased Mr. Harold McGraw III’s base salary by 4.5% to $1,063,000 based on its review and assessment of the factors and criteria described above.

In April 2003, stock-based long-term incentive awards were granted. Mr. Harold McGraw III received an award of 16,895 restricted performance shares which will mature on December 31, 2005, subject to the achievement of the Committee-approved diluted Earnings Per Share performance goals established for this award, and he received a stock option grant for 194,000 shares. These awards, along with those of the other proxy-named executives, are disclosed in the Long-Term Incentive Plan Awards Table and the Option Grants Table.

To calculate the degree of achievement of the Earnings Per Share performance goal for the 2003 Short-Term Incentive Compensation Award, the Committee determined that the reported 2003 income from continuing operations diluted Earnings Per Share (excluding the gain on the disposition of the Company’s 45% equity investment in Rock-McGraw, Inc.) as described in the Company’s Annual Report would be used for purposes of determining the degree of achievement of this award. The 2003 income from continuing operations diluted Earnings Per Share, as described above, will also be used in determining the degree of achievement of the outstanding

2002 and 2003 Restricted Performance Share Awards.

In early 2004, the Committee reviewed and approved the 2003 annual incentive award payment for Mr. Harold McGraw III under the Key Executive Short-Term Incentive Compensation Plan. Based on the Company’s adjusted diluted Earnings Per Share for 2003, as described above, and measured against the Earnings Per Share performance goal established by the Committee at the beginning of the year, Mr. Harold McGraw III’s earned incentive payment was $1,002,372, representing 119.33% of his 2003 target opportunity.

In early 2004, the Committee reviewed and approved the degree of achievement and award payout to Mr. Harold McGraw III for the 2001 Long-Term Restricted Performance Share Award, which covered the years 2001, 2002 and 2003 and matured on December 31, 2003. For purposes of this award, the Committee, in its discretion, chose to exclude less than all of the gain realized from the disposition of the Company’s equity investment in Rock-McGraw, Inc. in order to offset the impact of a loss realized in 2001 from the World Trade Center terrorist attack. The Committee believes this action is fair and appropriate for all participants, including Mr. Harold McGraw III. Further, it ensures the Company’s tax deductibility for the 2001 Long-Term Incentive Award payment to Mr. Harold McGraw III under the Section 162(m) regulations of the Internal Revenue Code. The cumulative compound Earnings Per Share growth for the three-year award cycle, including the adjustment described above, was 9.05% under the performance goal originally established by the Committee for this Award. Mr. Harold McGraw III received a share payment of 10,861 shares representing 80.28% of his target award. The dollar value of Mr. Harold McGraw III’s 2001 Long-Term Restricted Performance Share Award payout is shown in the Long-Term Incentive Payout Column of the Summary Compensation Table.

Closing Statement

The Committee believes that the caliber and motivation of the Company’s key employees and the quality of their leadership make a significant difference in the long-term performance of the Company. The Committee further believes that compensation should vary with the Company’s financial performance so that executives are well rewarded when performance exceeds the ambitious goals established by the Committee, and there should be commensurate risks to compensation when performance does not meet these goals.

In its view, the Committee believes that the Company’s executive compensation program is meeting the goals contained in the Program’s philosophy.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Sidney Taurel (Chairman)

Douglas N. Daft

Vartan Gregorian

Linda Koch Lorimer

Edward B. Rust, Jr.

Summary Compensation Table

The following table contains information concerning the named executive officers for services rendered in all capacities to the Company in 2001, 2002 and 2003:

	Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compen- sation(a)	Awards				Payouts		All Other Compen- sation(d)
							Restricted Stock Awards(b)		Securities Underlying Options		Long-Term Incentive Payouts(c)
Harold McGraw III	2003	$1,063,000		$1,002,372		$47,201	0		194,000		$816,488		$209,893
Chairman, President and	2002	1,017,500		1,169,200		37,670	0		179,000		876,276		158,565
Chief Executive Officer	2001	967,500		660,880		33,619	0		154,000		1,038,765		222,910

Robert J. Bahash	2003	$707,000		$536,985		$22,992	0		106,987	(f)	$418,442		$137,901
Executive Vice President	2002	676,200		629,176		20,176	0		52,000		562,251		104,931
and Chief Financial Officer	2001	644,000		788,701	(e)	19,804	0		50,000		661,050		141,711

David L. Murphy	2003	$522,500		$436,748		$228,181	0		32,000		(h	)	$41,817
Executive Vice President	2002	223,736	(g)	213,135		55,690	0		30,000		(h	)	7,501
Human Resources

Deven Sharma	2003	$522,500		$312,048		$16,202	0		32,000		(l	)	$80,000
Executive Vice President	2002	481,132		615,375	(i)	14,716	$648,400	(j)	55,000	(k)	(l	)	21,332
Global Strategy

Kenneth M. Vittor	2003	$449,400		$261,929		$11,253	0		61,024	(f)	$206,144		$69,679
Executive Vice President	2002	432,000		306,915		9,914	0		32,000		277,489		54,025
and General Counsel	2001	415,000		166,872		9,811	0		54,338	(f)	330,525		73,519

(a)	Represents dividend equivalents paid on outstanding Long-Term Restricted Performance Share and Restricted Stock Awards. With respect to Mr. Murphy, the amount disclosed also includes benefits valued at $216,922 in 2003 and $53,216 in 2002 associated with his relocation when he joined the Company in July 2002.

(b)	The number and value of Restricted Performance Shares and Restricted Stock holdings at year end follows:

	2003
	Unearned Restricted Performance Shares and Restricted Stock Awards	Value (at $69.92)(1)(2)
H. McGraw III	43,705	$3,055,854
R. J. Bahash	21,289	$1,488,527
D. L. Murphy	10,425	$728,916
D. Sharma	15,002	$1,048,940
K. M. Vittor	10,419	$728,496

(1)	Based on the closing price of the Company’s common stock on December 31, 2003 of $69.92.

(2)	Dividend equivalent payments equal to the dividend paid on the Company’s common stock were paid in cash on Restricted Performance Shares and Restricted Stock Awards in 2003.

(c)	The 2003 payment amount, representing an 80.28% payout, is based on a fair market value of $75.17 for the Company’s common stock on February 3, 2004.

(d)	For 2003, the dollar value reported in this column includes the following items:

	Above Market Interest on Deferred Compensation	2003 Corporation Contribution to Defined Contribution Plans	Total
H. McGraw III	$—	$209,893	$209,893
R. J. Bahash	$13,133	$124,768	$137,901
D. L. Murphy	$—	$41,817	$41,817
D. Sharma	$—	$80,000	$80,000
K. M. Vittor	$—	$69,679	$69,679

(e)	Includes special additional bonus of $450,000 paid in 2001 for serving as Interim President of Information & Media Services from September 2000 through March 2001.

(f)	Includes Restoration Stock Options as discussed more fully on page 24.

(g)	Mr. Murphy joined the Company in July 2002. His salary is prorated to reflect this partial year.

(h)	Mr. Murphy joined the Company in July 2002 and thus did not participate in the 2000 Long-Term Incentive Awards which matured in December 2002 and the 2001 Long-Term Incentive Awards which matured in December 2003.

(i)	Includes $250,000 sign-on bonus paid to Mr. Sharma when he joined the Company in January 2002.

(j)	Mr. Sharma received a Restricted Stock Award for 10,000 shares when he joined the Company in January 2002 which vested 50% on the first anniversary of the grant and 50% on the second anniversary of the grant. The value is based on the closing price of the Company’s common stock on February 1, 2002 of $64.84.

(k)	Includes one-time special stock option award of 25,000 shares granted to Mr. Sharma when he joined the Company in January 2002.

(l)	Mr. Sharma joined the Company in January 2002 and thus did not participate in the 2000 Long-Term Incentive Awards which matured in December 2002 and the 2001 Long-Term Incentive Awards which matured in December 2003.

Option Grants In 2003

The following table includes all grants of stock options made in 2003 under the 2002 Stock Incentive Plan to the named executive officers:

	Individual Grants								Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(a)
				% of Total Options
Name	Type	Number of Securities Underlying Options Granted		Granted to Employees in 2003	Exercise or Base Price		Expiration Date		5%		10%
H. McGraw III	Annual	194,000	(b)	3.80%	$56.23		03/31/2013		$6,860,364		$17,385,523
R. J. Bahash	Annual	54,500	(b)	1.07%	$56.23		03/31/2013		$1,927,267		$4,884,077
	Restoration	12,905	(c)	0.25%	$67.49		01/01/2008		$187,701		$404,212
	Restoration	1,480	(c)	0.03%	$67.49		06/30/2008		$27,597		$60,981
	Restoration	38,102	(c)	0.75%	$67.49		01/03/2009		$710,480		$1,569,928
D. L. Murphy	Annual	32,000	(b)	0.63%	$56.23		03/31/2013		$1,131,606		$2,867,715
D. Sharma	Annual	32,000	(b)	0.63%	$56.23		03/31/2013		$1,131,606		$2,867,715
K. M. Vittor	Annual	33,500	(b)	0.66%	$56.23		03/31/2013		$1,184,650		$3,002,139
	Restoration	27,524	(c)	0.54%	$68.77		04/01/2011		$770,589		$1,795,762
All Shareholders	N/A	N/A		N/A	N/A		N/A		$6,823,131,972	(d)	$17,291,180,608	(d)
All Optionees	N/A	5,099,798		100%	$56.9785	(e)	(e	)	$178,003,705		$449,850,078
Optionees’ Gain as % of
All Shareholders’ Gain	N/A	N/A		N/A	N/A		N/A		2.61%		2.60%

(a)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by the SEC for the option term and thus are not intended to and may not accurately forecast possible future appreciation, if any, of the Company’s common stock price.

(b)	The awards, which were granted under the 2002 Stock Incentive Plan, were for non-qualified stock options and provide that one-half of the option vests on the first anniversary of the grant, and the remaining one-half vests on the second anniversary of the grant. If there is a change in control of the Company, the option becomes fully vested.

The Compensation Committee approved a new stock option enhancement in 1997 called a Restoration Stock Option (“RSO”). If shares of the Company’s common stock are delivered in payment of the exercise price of a stock option (as opposed to the use of cash or “cashless exercises”), an RSO will be granted equal to the number of shares used to exercise the stock option. The expiration date of these RSO grants (which are made under the 2002 Stock Incentive Plan) remains the last day the underlying grant is exercisable. Additionally, if shares are withheld to satisfy the tax obligation on the realized gain, the RSO will include shares equal to the number of shares withheld for taxes. RSO grants are non-qualified, and are first exercisable six months after the date of grant at the market value at the date of grant of the RSO. Only one RSO will be granted for each original stock option granted. If there is a change in control of the Company, all options become fully vested.

(c)	Restoration option granted pursuant to provisions described above.

(d)	The amount shown represents the hypothetical return to all shareholders of the Company’s common stock assuming that all the shareholders purchased the Company’s common stock at the close of business on April 1, 2003 at a purchase price of $56.9785, the average price for all optionees, and that all shareholders hold the common stock continuously for a ten-year period. The number of outstanding shares of common stock on April 1, 2003 was 190,412,631. The hypothetical return presented is not intended as a projection of the future performance of the Company’s common stock, but rather is provided for illustrative purposes only.

(e)	Expiration dates range from January 2, 2005 through November 30, 2013. $56.9785 represents the average exercise price of the grants to all optionees. All grants were made at the fair market value of the Company’s common stock at the time of the grant.

Aggregate Option Exercises in 2003 and 2003 Year-End Option Values

The following table contains information on options exercised by each of the named executive officers during 2003 and the number and value of unexercised options on December 31, 2003:

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-The-Money Options at December 31, 2003 (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. McGraw III	0	$0	612,900	283,500	$9,617,521	$2,848,285
R. J. Bahash	96,481	$1,506,509	197,269	132,987	$1,874,100	$929,548
D. L. Murphy	0	$0	15,000	47,000	$120,900	$558,980
D. Sharma	0	$0	27,500	59,500	$102,125	$540,205
K. M. Vittor	32,554	$341,420	98,687	77,024	$905,746	$524,668

(a)	Based on an estimated closing price of the Company’s common stock on December 31, 2003 of $69.92 as reported on the New York Stock Exchange Composite Transactions Tape.

Long-Term Incentive Plan Awards in 2003

The following table contains information concerning long-term incentive awards granted during 2003 to the named executive officers under the 2002 Stock Incentive Plan:

			Estimated Future Payout Under Non-Stock Price Based Plans
Name	Number of Restricted Performance Shares (a)	Performance Period Until Maturation or Payout	Target Number of Shares	Maximum Number of Shares
H. McGraw III	16,895 shares	3 Years	16,895	33,790
R. J. Bahash	8,003 shares	3 Years	8,003	16,006
D. L. Murphy	5,575 shares	3 Years	5,575	11,150
D. Sharma	5,575 shares	3 Years	5,575	11,150
K. M. Vittor	3,904 shares	3 Years	3,904	7,808

(a)	Restricted Performance Share Awards under the 2002 Stock Incentive Plan with payment in the Company’s common stock based on the degree of achievement of a three-year cumulative compound growth rate in diluted earnings per share (“the EPS growth goal”) maturing on December 31, 2005. The awards do not provide for interim payments (other than the payment of dividend equivalents). No amount will be earned for EPS growth of 5% or less during the award cycle. The target amount will be earned for EPS growth of 10% and the maximum award amount will be earned for EPS growth of 15%. The Restricted Performance Shares are entitled to dividend equivalent payments and voting rights comparable to the Company’s common stock based upon the target number of shares awarded. If there is a change in control of the Company, all of the financial goals are deemed to have been satisfied, and the recipient will receive the target amount no later than the normal maturity date of the award.

Retirement Benefits

The named executive officers are entitled to retirement benefits under two defined benefit plans of the Company: the Employee Retirement Plan (generally referred to as “ERP”) and the Employee Retirement Plan Supplement (generally referred to as “ERP Supplement”). In addition, Messrs. Harold McGraw III and Robert J. Bahash participate in the Senior Executive Supplemental Death, Disability and Retirement Benefit Plans (the “Supplemental Benefits Plan”).

Key features of ERP provide that:

•	ERP participants receive retirement benefits based on career compensation;

•	these benefits are limited by relevant provisions of the Internal Revenue Code;

•	the Company makes all required contributions; participants make none;

•	the current benefit formula applicable to the named executive officers is 1.0% of each year’s earnings; and

•	benefits vest 100% after five years of continuous service with the Company.

Under ERP Supplement, participants receive retirement benefits that they would have received under ERP but for the limitations imposed by the Internal Revenue Code referred to above.

Key features of the Supplemental Benefits Plan provide that:

•	On normal retirement at age 65, a participant receives an annual retirement benefit equal to 55% of the participant’s highest rate of annual base salary and highest target opportunity under the Company’s Key Executive Short-Term Incentive Compensation Plan during the 36-month period before retirement.

•	This retirement benefit is then reduced by the following:

•	the participant’s actual retirement benefits under ERP and ERP Supplement;

•	the annual annuity value of a hypothetical savings account;

•	any other annual retirement benefits the participant is receiving under pension plans of previous employers; plus

•	the participant’s annual Social Security retirement benefit.

Under the Supplemental Benefits Plan, if a participant is involuntarily terminated without cause at any time after a change in control, or resigns for good reason within two years after a change of control, or resigns for any reason during the 30-day period following the first anniversary of a change of control, the participant will receive a lump sum payment. This payment will range between 44% to 55% of the participant’s final monthly earnings and target opportunity under the Key Executive Short-Term Incentive Compensation Plan subject to reduction for other benefits. This payment will be actuarially calculated based upon the participant’s age on the date of termination.

The table below is a calculation for each of the named executive officers of the aggregate annual benefits under ERP, ERP Supplement and the Supplemental Benefits Plan. These calculations are computed as a straight life annuity payment payable on retirement at 65. Further, the calculation uses the participant’s salary and, for the Supplemental Benefits Plan, the 2003 target opportunity under the Company’s Key Executive Short-Term Incentive Compensation Plan:

Annual Retirement Benefit

From the Company’s Contributions

Name	ERP and ERP Supplement	Supplemental Benefits Plan	Total
Harold McGraw III	$337,000	$421,000	$758,000
Robert J. Bahash	$194,000	$281,000	$475,000
David L. Murphy	$51,000	$0	$51,000
Deven Sharma	$118,000	$0	$118,000
Kenneth M. Vittor	$128,000	$0	$128,000

Senior Executive Severance Plan

The Senior Executive Severance Plan provides that if the employment of a participating senior executive of the Company, including the named executive officers, is involuntarily terminated without cause or the executive resigns for good reason, the executive will receive a minimum severance payment of 12 months base salary and a maximum severance payment of 24 months base salary. The actual amount of severance will be based on (i) 1.6 multiplied by the number of years of continuous service with the Company plus (ii) if the participant has more than 7.5 years of continuous service, 10% of such participant’s monthly salary multiplied by the number of months of severance determined in (i) in excess of 12. In addition, each participant will continue to participate in the Company’s retirement, life, medical and other insurance benefit plans and programs during the period the participant receives severance payments.

Alternatively, a participant may receive a cash payment equal to 110% of the severance amount. The receipt of payments by participants under the Senior Executive Severance Plan is in lieu of receiving benefits pursuant to the Company’s other Separation Allowance Plans, which Plans are applicable to all full-time employees of the Company. The Plan provides that benefits will be payable to participants who voluntarily terminate their employment within a 30-day period one year after a change in control of the Company has occurred. The Senior Executive Severance Plan is administered by the Compensation Committee. The Committee approves participants who are recommended by the Company’s Chief Executive Officer.

PERFORMANCE GRAPH

This graph compares the return on the Company’s common stock with that of the Standard & Poor’s 500 Stock Index and our Peer Group for the years 1999 through 2003. The graph assumes that, on December 31, 1998, a person invested $100 in each of the Company’s common stock, the S&P 500 Stock Index, and the Peer Group’s common stock. The graph measures total shareholder return, which takes into account both stock price and dividends. It assumes that dividends a company pays are reinvested in that company’s stock.

Shareholder Return Performance Graph

Five-Year Cumulative Total Return2,3,4,5

(Through December 31, 2003)

1)	The Peer Group includes the following companies: Dow Jones & Company, Inc., The Dun & Bradstreet Corporation, Gannett Company, Inc., Houghton Mifflin Company (through December 2000), Knight-Ridder Inc., Meredith Corporation, The New York Times Company, Times Mirror Company (through December 1999), and Tribune Company.
2)	Total return includes reinvestment of dividends through December 31, 2003.
3)	In June 1998, The Dun & Bradstreet Corporation completed the spin-off of R.H. Donnelly Corporation through a tax-free dividend. The Peer Group results reflect total shareholder returns for The Dun & Bradstreet Corporation, including the reinvestment of a $6 per share cash equivalent distribution. Effective October 2, 2000, The Dun & Bradstreet Corporation completed the spin-off of its Moody’s Investors Service business segment. A $57 cash equivalent distribution in connection with the spin-off of the Moody’s Investor Service business segment was reinvested to account for the new capital structure.
4)	Effective June 12, 2000, Tribune Company completed its merger with Times Mirror Company. The five-year cumulative total return includes Times Mirror Company as part of the Peer Group Index returns beginning with December 31, 1998 through December 31, 1999. Beginning with January 1, 2000 Times Mirror Company has been eliminated from the Peer Group Index.
5)	Effective August 3, 2001, Houghton Mifflin Company was acquired by Vivendi Universal. The five-year cumulative total return includes Houghton Mifflin Company as part of the Peer Group Index returns beginning with December 31, 1998 through December 31, 2000. Beginning with January 1, 2001, Houghton Mifflin Company has been eliminated from the Peer Group Index.

OWNERSHIP OF COMPANY STOCK (a), (b)

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock. The following table shows the number of shares of the Company’s common stock beneficially owned on February 3, 2004 by:

•	each of our Directors and nominees for Director;

•	the Chief Executive Officer and the four named executive officers in the Summary Compensation Table; and

•	all individuals who served as Directors or executive officers at December 31, 2003, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power		Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned	Percent of Common Stock(a)	Director Deferred Stock Ownership Plan(c)
Pedro Aspe	7,096				7,096	(d)	14,672
Robert J. Bahash	171,412			250,519	421,931	(d)
Sir Winfried Bischoff	2,000				2,000	(d)	3,637
Douglas N. Daft		1,000			1,000	(d)	805
Vartan Gregorian	2,024				2,024	(d)	7,328
Linda Koch Lorimer	3,164				3,164	(d)	11,269
Harold McGraw III	496,535			799,400	1,295,935	(d)
Robert P. McGraw	79,642				79,642	(d)	4,540
David L. Murphy	10,425			31,000	41,425	(d)
Hilda Ochoa-Brillembourg		900	(e)		900	(d)
James H. Ross	3,167				3,167	(d)	7,328
Edward B. Rust, Jr.	1,000				1,000	(d)	4,735
Kurt L. Schmoke	200				200	(d)	1,133
Deven Sharma	16,745			67,313	84,058	(d)
Sidney Taurel	2,000				2,000	(d)	7,915
Kenneth M. Vittor	47,467			131,437	178,904	(d)
All Directors and executive officers of the Company as a group (a total of 18, including those named above)(f)(g)	873,938	1,900		1,465,944	2,341,782	1.2%	63,362

(a)	The number of shares of common stock outstanding on February 3, 2004 was 191,138,713. The percent of common stock is based on such number of shares and is rounded off to the nearest one percent.

(b)	To the Company’s knowledge, no person is the beneficial owner of more than 5% of the Company’s common stock, other than Barclays Global Investors NA, having a principal place of business at 45 Fremont Street, San Francisco, California 94105 (“Barclays”). On February 13, 2004, Barclays filed a Schedule 13G with the SEC stating that together with its affiliates, it beneficially owned 20,344,391 shares (or approximately 10.62%) of the Company’s common stock. Barclays has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-management Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 17 and 18 of this Proxy Statement.

(d)	Less than 1%.

(e)

Ms. Hilda Ochoa-Brillembourg, who is standing for election by the shareholders for the first time at this Annual Meeting, was recommended to the Board as a nominee for Director at the Board’s February 25, 2004 meeting by the Nominating and

Corporate Governance Committee and the Company’s Chief Executive Officer. Ms. Ochoa-Brillembourg purchased 900 shares of the Company’s common stock on March 4, 2004.

(f)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

(g)	Mr. Harold W. McGraw, Jr., Chairman Emeritus of the Company, is the beneficial owner, as of February 3, 2004, of 4,803,050 shares of the Company’s common stock. These shares represent approximately 2.5% of the Company’s issued and outstanding common stock. None of these shares has been included in the above table.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors and executive officers are required to file with the SEC reports of holdings and changes in beneficial ownership of Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed, except for one late Form 4 filing by Mr. Robert J. Bahash due to an inadvertent administrative oversight.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

Item 1. Election of Directors

The term for Directors elected this year will expire at the Annual Meeting held in 2007. Each nominee listed below has agreed to serve that term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	Pedro Aspe

•	Robert P. McGraw

•	Hilda Ochoa-Brillembourg

•	Edward B. Rust, Jr.

Biographical information about these nominees, as well as the other seven incumbent Directors, can be found on pages 8 through 12 of this Proxy Statement.

Item 2. Proposal to Approve Amended and

Restated 2002 Stock Incentive Plan

On January 28, 2004, the Board unanimously amended and restated the 2002 Stock Incentive Plan (as amended and restated, the “Amended Plan”), subject to approval by the Company’s shareholders at this Annual Meeting. The corporate purpose underlying the Amended Plan is to provide an opportunity for the Company’s employees to acquire a proprietary interest in the Company. We believe this will be an added incentive to employees to contribute to the Company’s future success and prosperity which will enhance the value of the Company for the benefit of the shareholders.

The sustained growth and profitability of the Company largely depend on our ability to attract and retain individuals of exceptional ability and talent. The Board believes that the adoption of the Amended Plan will facilitate this goal.

In addition to these objectives, the proposed Amended Plan will enable the Company to achieve the following intended outcomes:

1. The Amended Plan will give the Company greater flexibility to respond to anticipated changes in executive compensation practices given the potential accounting changes for stock options and other new regulatory requirements. The Company expects to make greater use of performance stock, reducing the Company’s reliance on stock options.

2. The Company currently intends to significantly reduce the annual stock usage rate (or “run rate”) and anticipates that it will be less than 2% per year of the total number of outstanding shares.

3. The Company expects to continue many compensation and governance best practices such as no stock option repricings, no discounted stock options, and no loans to executives.

The Amended Plan is also being presented to shareholders for approval of the performance criteria and limits which it contains for certain grants. These provisions are intended to meet the requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) and will enable the Company to continue to deduct for tax purposes certain compensation paid to the Company’s CEO and the highest compensated executives, other than the CEO, named in this Proxy Statement (the “covered executives”). The Amended Plan will only become effective upon shareholder approval. If shareholder approval is not received, the prior version of the Plan will remain effective until further amended.

As part of its previously announced 2003 share repurchase program, the Company currently intends to continue its practice of minimizing the dilutive effect of the Amended Plan and other stock-based programs through the acquisition of shares to offset share issuances. Between January 1, 2003 and December 31, 2003, the Company repurchased approximately 3.4 million shares of its stock. The Company is currently authorized to repurchase approximately another 13.9 million shares of common stock. The closing price of the Company’s common stock on March 1, 2004 was $77.70.

The Board contemplates that the Amended Plan will operate in addition to the other compensation plans the Company currently offers. Awards outstanding under these existing plans will not be affected by the adoption of the amendments to the Amended Plan. The following is a summary of the Amended Plan. This summary is qualified in its entirety by reference to the full text of the Amended Plan, which is attached to this Proxy Statement as Appendix B.

Summary of the Amended Plan

The Amended Plan permits the granting of any or all of the following types of awards:

•	non-qualified stock options;

•	stock appreciation rights (“SARs”);

•	performance stock;

•	restricted stock; and

•	other awards valued in whole or in part by reference to, or otherwise based on, the Company’s common stock (“other stock-based awards”).

Incentive stock options would not be issuable under the Amended Plan. The total number of shares of stock reserved and available for grants of awards under the Amended Plan on or after the date of this Annual Meeting (the “Aggregate Limit”) will equal the remaining number of shares of stock reserved and available for grants of awards under the existing version of the Plan immediately prior to the date of this Annual Meeting (which as of May 1, 2004 will be approximately 200,000 shares), increased by 4,000,000 shares of stock.

Shares of stock subject to an award (other than a stock option or SAR or dividend equivalent) or shares of stock paid in settlement of a dividend equivalent will reduce the Aggregate Limit by one share for each such share granted or paid on or after the date of this Annual Meeting. Shares of stock subject to a stock option or SAR will reduce the Aggregate Limit by one-third of a share for each such share granted on or after the date of this Annual Meeting; provided, that the increase in the Aggregate Limit by 4,000,000 shares of stock as provided above will not, as a result of such share counting, increase the total number of shares of stock that may be issued under the Amended Plan by more than 9,500,000 shares of stock.

Therefore, under the terms of the Amended Plan, up to 4,000,000 new shares could, for example, be granted as performance stock, restricted stock, or other stock-based awards. Since the Aggregate Limit is only reduced by one-third of the number of shares of stock subject to a stock option or SAR (which represents a change from the original terms of the 2002 Stock Incentive Plan), then, in theory at least, up to 12,000,000 such stock options or SARs (but no other types of awards) could be granted under the Amended Plan. As noted in the preceding paragraph, in recognition of this fact, the Amended Plan provides a further limitation that no more than 9,500,000 shares of stock will be issued under this Plan. This figure represents less than 4.9% of the aggregate amount of common stock outstanding and is consistent with prior stock plans of the Company which have been submitted to shareholders for approval in the past. It is anticipated that some mix of the foregoing awards will be granted under the Amended Plan, rather than a disproportionate amount of one type of award over another, with a greater emphasis on grants of shares with performance goals as opposed to grants of stock options than existed in the past. Under the original Plan, the aggregate number of shares of stock (other than pursuant to stock options or SARs) was limited to 33% of the then applicable aggregate limit. This limitation has been dropped in the Amended Plan in order to take account of the anticipated shift to a granting of a larger proportion of shares as performance stock rather than stock options in light of probable changes in the required accounting treatment of options.

The Aggregate Limit will not be reduced by: (i) shares of stock subject to an award payable only in cash or property other than stock, or other awards for which shareholder approval is not required under the listing standards of the New York Stock Exchange; or (ii) in the case of awards granted in tandem with each other, shares of stock in excess of the number of shares of stock issuable thereunder.

The Aggregate Limit will be increased as follows: by the number of shares of stock granted as an award under the Amended Plan or an award under the 1993 Employee Stock Incentive Plan (other than stock option, SAR or 1993 Plan stock option awards) or by one-third of the number of shares of stock in the case of stock option, SAR or 1993 Plan stock option awards that are, in each case:

•	forfeited, settled in cash or property other than stock, or otherwise not distributable under an award under the Amended Plan or 1993 Plan;

•	tendered or withheld to pay the exercise or purchase price of an award under the Amended Plan or 1993 Plan or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an award under the Amended Plan or 1993 Plan; or

•	repurchased by the Company with the option proceeds in respect of the exercise of a stock option under the Amended Plan or 1993 Plan.

The Compensation Committee will administer the Amended Plan and has authority to:

•	select employees to be granted awards;

•	determine the types of awards and the numbers of shares to be covered by such awards;

•	establish the terms, conditions and provisions of such awards;

•	interpret the Amended Plan;

•	establish, amend and repeal administrative rules and regulations relating to the Amended Plan; and

•	otherwise supervise the overall administration of the Amended Plan.

Officers and other employees of the Company and its subsidiaries and affiliates are eligible to be participants under the Amended Plan. Outside Directors of the Company, however, are ineligible to participate in the Amended Plan. As of March 1, 2004, it is anticipated that approximately 1,800 officers and employees (out of the approximately 3,900 employees who are eligible to participate) will receive an award under the Amended Plan.

The Amended Plan will operate in addition to the Company’s existing executive benefit plans and programs. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend or other dividend other than the regular cash dividend, stock split, spin-off or other change in corporate structure affecting the stock, substitution or adjustment shall be made in the aggregate number and the kind of shares reserved or available for issuance under the Amended Plan, in the maximum number of shares issuable to any single participant, and in the number, kind and, where applicable, option or exercise price of shares subject to outstanding awards, as the Compensation Committee determines is appropriate.

Stock Options

The Compensation Committee will fix the option price at which the common stock may be purchased under the Amended Plan. This price cannot be less than 100% of the fair market value of the stock on the date the option is granted. Options currently vest over a two year period, with one half of the shares under option vesting at the end of one year after grant and the second half after two years. The Committee will also fix the option term, although no option may be exercised more than ten years after it has been granted. The Amended Plan prohibits repricing of options.

The purchase price will be paid in cash or, if the Committee permits, through delivery of shares of common stock having a fair market value equal to the purchase price, by withholding shares otherwise payable pursuant to the award, or by a combination of cash and common stock. Unless the Committee determines otherwise, if a participant’s employment with the Company is terminated, except for cause, a stock option that has vested may generally be exercised for six months after termination. In the event of retirement, disability or death of a participant, any stock option may be exercised for a specified period of time after such event as described in the Amended Plan.

Stock Appreciation Rights

The Compensation Committee has the right to grant SARs alone or in tandem with other awards. When a SAR is exercised, the holder will be entitled to receive the excess of the fair market value of the shares for which the SAR is exercised over the option price of the related stock option. When a SAR is exercised, the Committee determines whether the Company will pay the holder in cash, stock, or a combination of cash and stock. On such exercise, any stock option or other award to which such SAR is related will be deemed to have been exercised.

Performance Stock and Restricted Stock

The Amended Plan permits the Compensation Committee to make awards of performance stock and restricted stock. Performance stock is an award of shares whose vesting and forfeiture restrictions are related to the attainment of one or more performance goals and objectives (including the goals and objectives described below under “Section 162(m)”) and such other terms and conditions as the Compensation Committee may specify.

Restricted stock is an award of shares whose vesting and forfeiture restrictions are related to the participant’s continued service with the Company for a specified period of time and such other terms and conditions as the Committee may specify. The Committee will determine the time or times when such awards will be subject to forfeiture, and all of the other terms and conditions of such grants. Recipients of performance stock and restricted stock are not required to provide consideration to the Company, other than the rendering of services.

Performance stock and restricted stock may not be sold by the recipient during the forfeiture period determined by the Committee. The participant will have, with respect to such stock awards, all of the rights of a shareholder of the Company, including the right to vote such shares and the right to receive dividends. Subject to certain exceptions described in the Amended Plan, on termination of employment during the restriction period, the participant forfeits all shares still subject to restriction.

Other Stock-Based Awards

The Compensation Committee will have, in addition to performance stock and restricted stock, the authority under the Amended Plan to make awards of stock that are valued in whole or in part by reference to, or are otherwise based on, the Company’s common stock. These awards may include cash settled performance shares, cash or stock settled stock appreciation rights, shares valued by reference to subsidiary performance, and phantom stock and similar units. These awards may be granted either alone or in addition to or in tandem with other awards. The terms and conditions of the award will be determined at the discretion of the Committee. An award may include a participant’s right to receive, either currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares covered by the award.

Term

The Amended Plan would continue in effect for a period of ten years, unless earlier terminated by the Board.

Amendments

The Board may amend the Amended Plan. Without the approval of the shareholders, however,

the Board may not adopt any amendment which requires shareholder approval under Section 162(m) and the securities laws.

Change in Control

The Amended Plan provides that in the event of a change in control of the Company, except as otherwise provided in the agreement of grant, all SARs outstanding and all stock options granted become fully exercisable and vested. Except as otherwise provided in the agreement of grant, the restriction and deferral limitations applicable to any grants of performance stock, restricted stock and other stock-based awards will lapse and such shares will be fully vested. All outstanding stock options, SARs, performance stock, restricted stock and other such stock-based awards will, at the discretion of the Committee, be either cashed out or converted into awards based upon publicly traded common stock of the corporation that acquires the Company or which otherwise results from the change in control.

In recent years, grants of performance stock, through action by the Compensation Committee, have contained the following provisions applicable to a change in control. Upon a change in control: (a) the established performance goals otherwise required to be met for the performance stock to be awarded are deemed to have been achieved; (b) a portion of such shares, pro- rated to the date of the change in control, would be immediately distributed to the employee; and (c) the balance of the shares not so distributed would be converted into cash at the price per share paid by an acquirer related to the change in control and paid to the employee following the original maturity date of the award. In the case of such cash payments, however, in the event the employee is terminated involuntarily (except for cause), dies, retires, or is disabled prior to the maturity date, the cash amount is paid upon such occurrence. It is the Company’s present intention to continue including such provisions in its awards of performance stock.

Tax Aspects of the Plan

The Company believes that under present law the following are the federal tax consequences generally arising with respect to awards granted under the Amended Plan:

•	The grant of an option or SAR will create no tax consequences for an optionee or the Company.

•	On exercising an option or a SAR, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, and the Company will be entitled to a deduction for the same amount.

•	The treatment of an optionee’s disposition of shares acquired through the exercise of an option depends on how long the shares have been held.

•	Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option.

•	With respect to awards of performance stock, restricted stock, or other stock-based awards granted under the Amended Plan which are either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares received, and the Company will be entitled to a deduction for the same amount.

•	With respect to awards that are restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares received at the time the shares become transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, and the Company would be entitled to a deduction for the same amount.

Section 162(m)

Section 162(m) limits the Company’s tax deduction to $1 million per year for certain compensation paid to each of the Company’s covered executives. This limitation does not apply to “performance-based compensation.” Options and SARs may qualify as performance-based compensation if shareholders approve a maximum limit on the number of shares underlying such awards that may be granted to any participant over a specified period. Other awards may qualify as performance-based compensation if payment under such awards is made under the following circumstances:

•	on account of the achievement of one or more objective performance goals established by a Compensation Committee consisting exclusively of two or more non-management Directors;

•	under certain terms approved by shareholders, including the maximum amount payable to any individual and performance goals to be used; and

•	following certification by such a Compensation Committee that the performance goals and other material conditions precedent to payment have been satisfied.

Accordingly, the Board is also seeking shareholder approval of the Amended Plan to permit the Company to continue to deduct for tax purposes compensation paid to covered executives under awards that qualify as performance-based compensation (“Qualifying Awards”).

The Amended Plan provides that two types of Qualifying Awards may be granted. The first type is stock options and SARs. No participant may be granted in any 60-month period stock options or SARs under the Amended Plan which, in the aggregate, cover more than 2,000,000 shares of the Company’s common stock.

The second type includes performance grants and any other award (other than options and SARs) whose payment is conditioned on the attainment of the performance objectives for the performance goals the Committee establishes for a performance cycle in accordance with the provisions of Section 162(m). More than one performance goal may apply to a given performance cycle based on the attainment of the performance objectives for any of the performance goals applicable to that cycle. The Committee determines the duration of a performance cycle, and the Committee will be authorized to permit overlapping or consecutive performance cycles.

The performance goals that the Committee may select for a performance cycle include any of the following: diluted earnings per share, net income, operating margin, operating income and net operating income, pretax profit, revenue growth, return on sales, return on equity, return on assets, return on investment, stock price growth, total return to shareholders, EBITDA, economic profit, and cash flow, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

The Committee will have the discretion, by participant and by award, to reduce (but, in the case of Qualifying Awards only, not to increase) some or all of the amount that would otherwise be payable under the award if the participant satisfies the performance objectives included in the Qualifying Award.

For any performance cycle with a duration of 36 months, no participant may receive Qualifying Awards covering more than 300,000 shares of stock or which provide for the payment for such performance cycle of more than 300,000 shares of stock (or cash amounts based on the value of more than 300,000 shares of stock). The comparable figure under the Plan prior to this amendment was 150,000 shares of stock. For a performance cycle that is longer or shorter than 36 months, the maximum limits described in the previous sentence will be adjusted by multiplying such limit by a fraction, the numerator of which is the number of months in the performance cycle and the denominator of which is 36.

Because the amounts to be received under the Amended Plan can only be determined with precision in the future, the table below shows the grants that were made in April 2003 for the covered executives; for all current executive officers, as a group; for all current Directors who are not executive officers, as a group; and for all employees, including all current officers who are not executive officers, as a group.

	OPTION AWARDS		OTHER STOCK-BASED AWARDS: LONG-TERM RESTRICTED PERFORMANCE SHARES (2)
Name	Exercise or Base Price Per Share (1)	Shares Underlying Options Granted	Dollar Value	Shares (#)(1)
Harold McGraw III Chairman of the Board, President and Chief Executive Officer	$56.23	194,000	$950,000	16,895

Robert J. Bahash Executive Vice President, Chief Financial Officer	$56.23	54,500	$450,000	8,003

David L. Murphy Executive Vice President Human Resources	$56.23	32,000	$313,500	5,575

Deven Sharma Executive Vice President Global Strategy	$56.23	32,000	$313,500	5,575

Kenneth M. Vittor Executive Vice President and General Counsel	$56.23	33,500	$219,500	3,904

All current executive officers, as a group	$56.23	420,300	$2,849,400	50,673

All current Directors who are not executive officers, as a group		—	—	—
All employees, including all current officers who are not executive officers, as a group	$56.23	3,857,205	$12,293,734	218,633

(1)	Based on the mean of the high and low trading prices of the Company’s common stock on April 1, 2003 of $56.23.
(2)	Actual amount may be less than, equal to, or greater than the amount shown depending on the Company’s performance during 2003 to 2005.

Approval and Related Matters

The affirmative vote of the holders of a majority of the votes cast is required to approve the Amended Plan.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for this proposal.

Item 3. Proposal to Ratify the Appointment of Independent Auditors

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as independent auditors of the Company and its subsidiaries for 2004. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

The Board of Directors’ Recommendation

Your Board recommends that you vote FOR this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this proposal.

Item 4. Shareholder Proposal Requesting Shareholder Vote on “Poison Pills”

An individual shareholder has given notice that he, or his designee, intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares he owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, The McGraw-Hill Companies, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal. The proposed resolution and supporting statement, for which the Board and the Company accept no responsibility, follows:

4—Shareholder Input on Poison Pills

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote as a separate ballot item as soon as may be practical. Also once this proposal is adopted, any dilution or removal of this proposal is requested to be submitted to a shareholder vote as a separate ballot item at the earliest possible shareholder election. Directors have the flexibility of discretion accordingly in scheduling the earliest shareholder vote and in responding to shareholder votes.

We as shareholders voted in support of this topic:

Year	Rate of Support
2002	54%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is more impressive because the 54% support followed our Directors’ objection to the proposal. I believe that there is a greater tendency for shareholders, who more closely follow our company’s corporate governance, to vote in favor of this proposal topic.

I do not see how our Directors object to this proposal because it gives our Directors the flexibility to ignore our shareholder vote if our Directors seriously believe they have a good reason. I believe our majority vote is a strong signal of shareholder concern. Shareholder voices have been heard, but not a satisfactory response from our Directors. This topic also won an overall 60% yes-vote at 79 companies in 2003.1

Nick Rossi, P.O. Box 249, Boonville, Calif. 95415 submitted this proposal.

The Potential of a Tender Offer Can Motivate Our Directors

Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could turn on a dime and sell the company out from under its present management. Wall Street Journal, Feb. 24, 2003

Diluted Stock

An anti-democratic scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail. Source: The Motley Fool, June 13, 1997

Akin to a Dictator

“[Poison pill] That’s akin to the argument of a benevolent dictator, who says, ‘Give up more of your freedom and I’ll take care of you.’” Source: T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for more than 25 years

“That’s the key negative of poison pills—instead of protecting investors, they can also preserve the interests of management deadwood as well.”

Source: Moringstar. com

I believe our Directors may make a token response to this proposal—hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill on short notice, would not substitute for this proposal.

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 130 pension funds investing $2 trillion, called for shareholder approval of poison pills.2 Based on the 60% overall yes-vote in 2003 many shareholders believe companies should allow their shareholders a vote.1

Shareholder Input on Poison Pills

Yes on 4

1.	IRRC (Investor Responsibility Research Center) Corporate Governance Bulletin, June – Sept. 2003
2.	Council of Institutional Investors, Corporate Governance Policies updated September 4, 2003

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Directors’ Statement in Opposition

The proposal requests that the Board submit the adoption, maintenance or extension of any "poison pill" to a vote of the shareholders and, if the proposal is adopted, that any dilution or removal of such proposal be submitted to a vote of the shareholders. The Board recommends a vote AGAINST this proposal.

The Board recommends a vote against the current proposal because the Board believes that the Company’s Shareholder Rights Plan is an important tool that enables the Board to maximize shareholder value in the event of a proposed acquisition of control of the Company. The Shareholder Rights Plan also allows the Board to protect the Company and its shareholders from unfair and coercive takeover tactics, such as a partial or two-tier tender offer, a "creeping acquisition" or other tactics that the Board believes are unfair to the Company’s shareholders. Similar plans have been adopted by over 2,000 companies, including nearly 56.7% of the Standard & Poor’s 500.

The Shareholder Rights Plan is not intended to prevent a takeover of the Company. Nor does the Rights Plan change or diminish the fiduciary obligations of the Company’s Board. The Rights Plan strengthens the ability of the Board, nine of whose eleven current members are considered independent under current New York Stock Exchange rules for board independence, to fulfill its fiduciary duties under New York law. Because the Board, prior to the acquisition of 20% of the Company’s common shares by an acquirer, has the power to redeem the rights issued under the Rights Plan and thereby remove the impediment to the completion of an acquisition of the Company, a prospective acquirer seeking to persuade the Board to redeem the rights may propose a higher takeover price, an offer for all shares rather than a partial offer or better takeover terms than would be proposed if no Shareholder Rights Plan were in place. The Board is in the best position to negotiate on behalf of all shareholders, evaluate the adequacy of any potential offer, and seek a higher price if there is to be a sale of the Company. In summary, the Rights Plan allows your Board to evaluate offers, investigate alternatives and take the necessary steps to maximize shareholder value. Without the protection of the Rights Plan, your Board would lose important bargaining power in negotiating the transaction with a potential acquirer or pursuing a potentially superior alternative.

Merger and acquisition activity over the last ten years shows that Rights Plans neither prevent unsolicited offers from occurring nor prevent companies from being acquired at prices that are fair and adequate to shareholders. In fact, a study by J.P. Morgan published in 2001, analyzing 397 acquisitions of U.S. public companies from 1997 to 2000 where the purchase price exceeded $1 billion, found that companies with Rights Plans in place received a median premium of 35.9% compared to 31.9% for companies without a Rights Plan. A 1997 study published by Georgeson & Company of takeover premiums during the period from 1992 to 1996 also concluded that premiums paid to acquire target companies with Shareholder Rights Plans were higher than premiums paid for target companies that did not have such Plans. In addition, the Georgeson study concluded that the presence of a Rights Plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid and that Rights Plans did not reduce the likelihood that a company would become a takeover target. Thus, empirical evidence suggests that Rights Plans serve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power resulting in higher value for shareholders. Indeed, many companies with Rights Plans have received unsolicited takeover proposals and have redeemed their rights after their board of directors concluded that the offer, as negotiated by such board of directors, adequately reflected the intrinsic value of the company and was fair and equitable to all shareholders.

The Board believes that the adoption and maintenance of a Shareholder Rights Plan is appropriately within the scope of responsibilities of the Board, acting on behalf of all shareholders. The adoption of such a Plan accords with the Board’s responsibilities for the management of the Company’s affairs and the issuance of securities and does not require shareholder approval under the New York Business Corporation Law or the rules of the New York Stock Exchange. To redeem the Rights Plan now, in the absence of an acquisition proposal, would remove an important tool that the Board should have for the protection of shareholders and would leave shareholders vulnerable to an unsolicited and potentially coercive and unfair takeover offer. In the Board’s view, this would eventually reduce long-term value for shareholders. The Board believes that any decision to redeem the Rights Plan should be made by the Board in the context of a specific acquisition proposal.

At the 2002 Annual Meeting, a similar proposal seeking shareholder approval for the adoption or maintenance of any Shareholder Rights Plan received a majority of the votes cast at the Meeting, but less than a majority of the outstanding shares of the Company. In response to the proposal’s passage, the Board met to reconsider the Company’s Shareholder Rights Plan. Upon consultation with outside counsel and after careful consideration of the results of the vote on the proposal, the advantages and disadvantages of Shareholders Rights Plans and the state of the then current corporate governance debate on Rights Plans generally, your Board decided to retain the Company’s Shareholder Rights Plan.

Accordingly, the Board recommends that you vote AGAINST this proposal. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted against this proposal.

Item 5. Other Matters

The Board knows of no other matters which may properly be brought before the Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT
Senior Vice President, Associate General Counsel and Secretary

New York, New York March 22, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

AUDIT COMMITTEE CHARTER

The Audit Committee is appointed by the Board to assist Board oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal and external auditors.

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”). In particular, the Chairman of the Audit Committee shall have accounting or related financial management expertise. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or to any advisors employed by the Audit Committee, and for the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Audit Committee members may be replaced by the Board.

The Audit Committee shall make regular reports to the Board.

The Audit Committee shall:

1.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.	Annually review the Audit Committee’s own performance.

3.	Report regularly to the Board.

4.	Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accounting firm engaged for the purpose of preparing or issuing the audit report or performing the audit for the Company.

5.	Obtain and review a report from the independent auditor at least annually regarding (a) the audit firm’s internal quality control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

6.	Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

7.	Review with management the adequacy of internal controls that could significantly affect the Company’s financial statements.

8.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, and a description of any transactions for which management obtained Statement on Auditing Standards No. 50 letters.

9.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

10.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

11.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

12.	Review major changes to the Company’s auditing and accounting principles, practices, and financial statement presentations, as suggested by the independent auditor, internal auditors or management.

13.	Preapprove the retention of the independent auditor for non-audit services and the fee for such service in accordance with the Company’s independence guidelines.

14.	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor’s independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself as to the independence of the auditor.

15.	Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

16.	Recommend to the Board guidelines for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

17.	Review the appointment and replacement of the senior internal auditing executive.

18.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

19.	Meet with the independent auditor prior to the year-end audit to review the scope of year-end work and coordination of efforts between the independent auditors and the internal audit department.

20.	Obtain from the independent auditor assurance that Section 10A of the Exchange Act, which pertains to an auditor’s responsibility when the auditor discovers an illegal act, has not been implicated.

21.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Ethics, including disclosures of insider and affiliated party transactions.

22.	Discuss with the independent auditor the matters required to be discussed by generally accepted auditing standards relating to the conduct of the audit (per Statement on Auditing Standards No. 61).

23.	Review with management and the independent auditor any correspondence with regulators regarding the Company’s financial statements or accounting policies.

24.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

25.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include:

(a)	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, and any disagreements with management.

(b)	Any changes required in the planned scope of the internal audit.

(c)	The internal audit department responsibilities, budget and staffing.

26.	Prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

27.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics.

28.	Review with the Company’s General Counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

29.	Meet at least quarterly with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

30.	Review and discuss quarterly reports from the independent auditors on:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

31.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

32.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

33.	Review and evaluate the lead partner of the independent auditor team.

34.	Ensure the rotation of the audit partners as required by law.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and the Company’s Code of Business Ethics.

January 28, 2004

APPENDIX B

THE McGRAW-HILL COMPANIES, INC.

AMENDED AND RESTATED 2002 STOCK INCENTIVE PLAN

Page

SECTION 13.	General Provisions	B-14
(a)	Stock Subject to Awards	B-14
(b)	Other Plans	B-14
(c)	Continued Employment	B-14
(d)	Taxes and Withholding	B-14
(e)	Governing Law	B-14
(f)	Computation of Benefits	B-14
(g)	Division Sale	B-15
(h)	Foreign Law	B-15

SECTION 14.	Plan Effective Date and Duration	B-15

THE McGRAW-HILL COMPANIES, INC.

Amended and Restated

2002 Stock Incentive Plan

SECTION 1.    Purpose; Definitions.

The purpose of The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan is to enable the Company to offer its employees long-term performance-based stock incentives and other equity interests in McGraw-Hill, thereby attracting, retaining and rewarding such employees, and strengthening the mutuality of interests between employees and McGraw-Hill’s shareholders.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)	“Aggregate Limit” shall have the meaning set forth in Section 3(a).

(b)	“Amended Plan” shall have the meaning set forth in Section 14.

(c)	“Amended Plan Effective Date” means the date of McGraw-Hill’s 2004 Annual Meeting of Shareholders.

(d)	“Award” means a Stock Option, Stock Appreciation Right, grant of Performance Stock, Restricted Stock or Deferred Stock, Dividend Equivalent or other Other Stock-Based Award or Qualifying Award.

(e)	“Award Documentation” shall have the meaning set forth in Section 2(d).

(f)	“Board” means the Board of Directors of McGraw-Hill.

(g)	“Cause” shall mean, except as otherwise defined in an employee’s employment agreement or the Award Documentation in respect of an Award, the employee’s misconduct in respect of the employee’s obligations to the Company or other acts of misconduct by the employee occurring during the course of the employee’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of the Company; provided that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided further that no termination of employment that is carried out at the request of a person seeking to accomplish a Change in Control or otherwise in anticipation of a Change in Control shall be deemed to be for “Cause”.

(h)	“Change in Control” and “Change in Control Price” shall have meanings set forth, respectively, in Sections 10(b) and (c).

(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(j)	“Commission” means the Securities and Exchange Commission or any successor thereto.

(k)	“Committee” means the Compensation Committee of the Board. If at any time no Committee shall be in office, then, subject to the applicable listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members.

(l)	“Company” means McGraw-Hill and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests in such corporations, partnerships or other legal entities are owned directly or indirectly by McGraw-Hill.

(m)	“Deferred Stock” means a right to receive on a specified date following the settlement date of an Award, at the election of the participant or as required by the terms of such Award, an amount based on the value of the number of shares of Stock (or cash or other property in consideration thereof) due upon settlement of such Award (or portion thereof). Payments in respect of Deferred Stock may be in cash, Stock or other property, or any combination thereof.

(n)	“Disability” means, with respect to an Award, disability as defined under the Company’s long-term disability plan applicable to the recipient of such Award.

(o)	“Dividend Equivalent” means a right attached to an Award to receive an amount based on the value of the regular cash dividend paid on an equivalent number of shares of Stock. Dividend Equivalents may be subject to the same vesting and other provisions of the underlying Award and may be paid in cash, either currently or deferred, or shares of Stock or Deferred Stock.

(p)	“Division Sale” means the sale, transfer, or other disposition to a third party not affiliated with the Company of substantially all of the assets or all of the capital stock of a business unit of the Company, but excluding a Change in Control.

(q)	“Early Retirement” means retirement from the Company on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Company and being eligible to receive Company pension benefits.

(r)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(s)	“Fair Market Value” for purposes of this Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, shall mean, as of any given date, the mean between the highest and lowest prices at which the Stock is actually traded on such date as reported on the Consolidated Transaction Reporting System, or, if there is no sale of the Stock on such date, the mean between the bid and asked prices on the New York Stock Exchange at the close of the market on such date or, if there is no bid and asked activity on such date, such value as may be determined by the Committee in good faith.

(t)	“Individual Limit” shall have the meaning set forth in Section 3(f).

(u)	“McGraw-Hill” means The McGraw-Hill Companies, Inc., a corporation organized under the laws of the State of New York, or any successor corporation.

(v)	“1993 Plan” means The McGraw-Hill Companies, Inc. 1993 Employee Stock Incentive Plan.

(w)	“1993 Plan Award” means an award granted under the 1993 Plan.

(x)	“1993 Plan Stock Option” means a stock option granted under the 1993 Plan.

(y)	“Normal Retirement” means retirement from active employment with the Company on or after age 65.

(z)	“Other Stock-Based Award” means an award under Section 8 that is payable in cash or Stock and is valued in whole or in part by reference to, or is otherwise based on, Stock.

(aa)	“Outstanding Common Stock” shall have the meaning set forth in Section 10(b)(i).

(bb)	“Outstanding Voting Securities” shall have the meaning set forth in Section 10(b)(i).

(cc)	“Performance Stock” means an award of shares of Stock under Section 7 whose vesting and forfeiture restrictions relate to the attainment of performance goals and objectives.

(dd)	“Plan” means The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan, as amended from time to time, including any rules, guidelines or interpretations thereof adopted by the Committee.

(ee)	“Plan Effective Date” means April 24, 2002.

(ff)	“Qualifying Award” means an Award made in accordance with the provisions of Section 9.

(gg)	“Restricted Stock” means an award of shares of Stock under Section 7 whose vesting and forfeiture restrictions relate to the participant’s continued service with the Company for a specified period of time.

(hh)	“Restriction Period” shall have the meaning set forth in Section 7(e)(ii).

(ii)	“Retirement” means Normal or Early Retirement.

(jj)	“Stock” means the Common Stock, $1.00 par value per share, of McGraw-Hill.

(kk)	“Stock Award” means an award of Performance Stock or Restricted Stock under Section 7.

(ll)	“Stock Appreciation Right” shall have the meaning set forth in Section 6(e).

(mm)	“Stock Option” means any option to purchase shares of Stock granted under Section 5.

SECTION 2.    Administration.

(a)	The Plan shall be administered by the Committee. The Committee shall have full authority to grant Awards, pursuant to the terms of the Plan, to officers and other employees eligible under Section 4.

In particular, the Committee shall have the authority:

(i)	to select the officers and other employees of the Company to whom Awards may from time to time be granted;

(ii)	to determine whether and to what extent the individual types of Awards are to be granted to one or more eligible employees;

(iii)	to determine the number of shares to be covered by each Award;

(iv)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including, but not limited to, the share price, any restriction or limitation, the granting of restoration options, the granting of Dividend Equivalents, or any vesting acceleration or forfeiture waiver, based on such factors as the Committee shall determine); and

(v)	to determine whether, to what extent and under what circumstances an Award may be settled in cash.

(b)	Subject to Section 11 hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All actions by the Committee hereunder shall be undertaken in the sole discretion of the Committee and, absent manifest error, shall be final and binding on all interested persons.

(c)

Subject to the applicable listing requirements of the New York Stock Exchange, the Committee may, but need not, from time to time delegate some or all of its authority under the Plan to one or more members of the Committee or to one or more officers of the Company;

provided, that the Committee may not delegate its authority under Section 2(b) or its authority to make Qualifying Awards or Awards to participants who are delegated authority hereunder or who are subject to the reporting rules under Section 16(a) of the Exchange Act at the time the Award is made. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate any authority to any person or persons hereunder. The Committee may, at any time, rescind any delegation hereunder and any person or persons who are delegated authority hereunder shall, at all times, serve in such capacity at the pleasure of the Committee. Any action undertaken by any person or persons in accordance with a delegation hereunder shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such person or persons.

(d)	In connection with the grant of an Award, the Committee shall specify the form of award documentation (the “Award Documentation”) to set forth the terms and conditions of the Award. Award Documentation may include, without limitation, an agreement signed by the participant and the Company or a grant or award notice signed only by the Company. Award Documentation may be in written, electronic or other form approved by the Committee.

SECTION 3.    Stock Subject to Plan.

(a)	The total number of shares of Stock reserved and available for grants of Awards under the Plan on or after the Amended Plan Effective Date (the “Aggregate Limit ”) shall equal the number of shares of Stock reserved and available for grants of Awards under the Plan immediately prior to the Amended Plan Effective Date, increased by four million (4,000,000) shares of Stock. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b)	Shares of Stock subject to an Award (other than a Stock Option, Stock Appreciation Right or Dividend Equivalent), or shares of Stock paid in settlement of a Dividend Equivalent, shall reduce the Aggregate Limit by one share for each such share granted or paid on or after the Amended Plan Effective Date. Shares of Stock subject to a Stock Option or Stock Appreciation Right shall reduce the Aggregate Limit by one-third of a share for each such share granted on or after the Amended Plan Effective Date. Notwithstanding the foregoing, the increase in the Aggregate Limit under Section 3(a) by four million (4,000,000) shares of Stock shall not increase the total number of shares of Stock that may be issued under the Plan by more than nine million, five hundred thousand (9,500,000) shares of Stock.

(c)	Notwithstanding Section 3(b), the Aggregate Limit shall not be reduced by:

(i)	shares of Stock subject to an Award payable only in cash or property other than Stock, or other Award for which shareholder approval is not required under the listing standards of the New York Stock Exchange, subject to the applicable conditions therefor; or

(ii)	in the case of Awards granted in tandem with each other, shares of Stock in excess of the number of shares of Stock issuable thereunder.

(d)	The Aggregate Limit shall be increased by the number of shares of Stock in the case of an Award or 1993 Plan Award (other than a Stock Option, Stock Appreciation Right or 1993 Plan Stock Option), or by one-third of the number of shares of Stock in the case of a Stock Option, Stock Appreciation Right or 1993 Plan Stock Option, that are:

(i)	forfeited, settled in cash or property other than Stock, or otherwise not distributable under an Award or 1993 Plan Award;

(ii)	tendered or withheld to pay the exercise or purchase price of an Award or 1993 Plan Award or to satisfy applicable wage or other required tax withholding in connection with the exercise, vesting or payment of, or other event related to, an Award or 1993 Plan Award; or

(iii)	repurchased by the Company with the option proceeds (determined under generally accepted accounting principles) in respect of the exercise of a Stock Option or 1993 Plan Stock Option; provided, however, that the Aggregate Limit shall not be increased under this Section 3(d)(iii) in respect of any Stock Option or 1993 Stock Option by a number of shares of Stock greater than (A) the amount of such proceeds divided by (B) the Fair Market Value on the date of exercise.

(e)	In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend or other dividend other than the regular cash dividend, Stock split, spin-off or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number and the kind of shares reserved or available for issuance under the Plan, in the maximum number of shares issuable to any single participant, in the number, kind and, where applicable, option or exercise price of shares subject to outstanding Awards, as may be determined to be appropriate by the Committee.

(f)	No eligible person may be granted under the Plan in any 60-month period Stock Options or Stock Appreciation Rights which, in the aggregate, cover more than two million (2,000,000) shares of Stock (the “Individual Limit ”).

SECTION 4.    Eligibility.

Officers and other employees of the Company (but excluding individuals who serve only as a director on the Board) who are responsible for or contribute to the management, growth or profitability of the business of the Company are eligible for Awards. Eligibility under the Plan shall be determined by the Committee.

SECTION 5.    Stock Options.

Stock Options may be granted alone or in tandem with other Awards (including Stock Appreciation Rights), and may be granted in addition to, or in substitution for, other types of Awards. Stock Options shall be subject to the following terms and conditions and contain such additional terms and conditions, including the grant of restoration options, not inconsistent with the terms of the Plan, as the Committee shall determine:

(a)	Option Price. The option price per share of Stock subject to a Stock Option shall be determined by the Committee at the time of grant but, except in the case of Stock Options granted in substitution of awards granted by a business or entity that is acquired by, or whose assets are acquired by, the Company, shall be not less than 100% of the Fair Market Value of the Stock at grant.

(b)	Option Term. The option term of each Stock Option shall be fixed by the Committee; provided, however, that no Stock Option shall be exercisable more than ten years after the date of grant.

(c)	Exercisability

(i)	Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that, except as otherwise provided herein, unless the Committee otherwise determines at or after the time of grant, no Stock Option shall be exercisable prior to the first anniversary of the date of grant.

(ii)	Notwithstanding anything in this Section 5 to the contrary, if an optionee dies during a post-termination exercise period under Section 5(g), (h), (i) or (k), any unexercised Stock Option held by such optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year from the date of death.

(d)	Method of Exercise

(i)	Subject to the applicable installment exercise and waiting period provisions that apply under Section 5(c), Stock Options may be exercised in whole or in part at any time during the option term, by giving written notice of exercise to the Company specifying the number of shares to be purchased. Subject to Section 5(d)(iv), such notice shall be accompanied by payment in full of the option price in such form as the Committee may accept.

(ii)	If and to the extent determined by the Committee at or after grant, payment in full or in part may also be made by withholding shares of Stock otherwise issuable in connection with the exercise of the Stock Option or in shares of unrestricted Stock duly owned by the optionee (and for which the optionee has good title free and clear of any liens and encumbrances) based, in each such case, on the Fair Market Value of the Stock on the last trading date preceding payment. Unless otherwise determined by the Committee at or after the time of grant, such payment may be made by constructive delivery of such shares of owned and unrestricted Stock pursuant to an attestation or other similar form as determined by the Committee.

(iii)	Subject to Section 5(d)(iv), no shares of Stock shall be distributed until payment therefor, as provided herein, has been made and, if requested, the optionee has given the representation described in Section 13(a). An optionee shall not have rights to dividends or other rights of a shareholder with respect to shares subject to the Stock Option prior to issuance or reissuance of such shares.

(iv)	Stock Options may also be exercised pursuant to a cashless exercise procedure approved by the Committee pursuant to which shares of Stock are sold by a broker or other appropriate third party on the market with the proceeds of such sale (or, if applicable, extension of credit pending such sale) remitted to the Company to pay the exercise price of the Stock Option and the applicable withholding taxes, and the balance of such proceeds (less commissions and other expenses of such sale) paid to the optionee in cash or shares of Stock.

(e)	Non-Transferability of Options. Unless the Committee determines otherwise at or after grant, no Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and, unless the Committee determines otherwise at or after grant, all Stock Options shall be exercisable, during the optionee’s lifetime, only by the optionee.

(f)	Termination by Death. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of death, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, notwithstanding anything to the contrary in this Section 5, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of death.

(g)	Termination by Reason of Disability. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of Disability, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term.

(h)

Termination by Reason of Retirement.    Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of Normal Retirement, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment with the Company terminates by reason of Early Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee to the extent it was exercisable at the date of retirement, subject to Section 5(c)(ii), until the expiration of the option term. If and only if the Committee so approves at the time of Early Retirement, if an optionee’s employment with the Company terminates by reason of Early Retirement, any Stock Option held by the optionee shall be fully vested and may thereafter be exercised by the optionee as provided above.

(i)	Termination by Reason of a Division Sale. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment by the Company terminates by reason of a Division Sale, any Stock Option held by such optionee shall be fully vested and may thereafter be exercised by the optionee, subject to Section 5(c)(ii), for a period of six months from the date of such termination of employment or until the expiration of the option term, whichever period is the shorter; provided, however, that, if the optionee shall be, on the date of the Division Sale, eligible for Normal Retirement or Early Retirement, any unexercised Stock Option held by such optionee may thereafter be exercised by the optionee, subject to Section 5(c)(ii), until the expiration of the option term.

(j)	Cause. If an optionee’s employment with the Company is involuntarily terminated by the Company for Cause, the Stock Option shall thereupon terminate and shall not be exercisable thereafter.

(k)	Other Termination. Unless the Committee otherwise determines at or after the time of grant, if an optionee’s employment terminates for any reason other than death, Disability, Retirement, Division Sale or for Cause, any Stock Option held by such optionee may thereafter be exercised by the optionee to the extent it was exercisable at the date of termination, subject to Section 5(c)(ii), for a period of six months from the date of such termination of employment or until the expiration of the option term, whichever period is the shorter.

SECTION 6.    Stock Appreciation Rights.

(a)	In General. Stock Appreciation Rights may be granted alone or in tandem with other Awards (including Stock Options), and may be granted in addition to, or in substitution for, other types of Awards. The form of payment of Stock Appreciation Rights may be specified by the Committee at or after the time of grant, or the Committee may specify at or after grant that a participant may elect the form of payment at the time of the exercise.

(b)	Stock Appreciation Rights Granted Alone. Stock Appreciation Rights granted alone shall be subject, where applicable, to the terms and conditions of Section 5 applicable to Stock Options and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine.

(c)	Stock Appreciation Rights Granted in Tandem with Stock Options. Stock Appreciation Rights granted in tandem with Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions not inconsistent with the terms of the Plan, as the Committee shall determine:

(i)	Grant. Stock Appreciation Rights granted in tandem with Stock Options may be granted at or after the time of grant of such Stock Options.

(ii)	Exercise

(A)	Stock Appreciation Rights granted in tandem with Stock Options shall be exercisable only at such time or times and to the extent that the Stock Options are exercisable in accordance with Section 5 and this Section 6. The Committee may grant in tandem with Stock Options conditional Stock Appreciation Rights that become exercisable only in the event of a Change in Control, subject to such terms and conditions as the Committee may specify at or after grant.

(B)	Stock Appreciation Rights granted in tandem with Stock Options may be exercised by giving written notice of exercise to the Company specifying the number of shares for which a Stock Appreciation Right is being exercised and surrendering the applicable Stock Option (or portion thereof). Such Stock Option shall no longer be exercisable upon and to the extent of the exercise of such Stock Appreciation Right.

(C)	Stock Appreciation Rights granted in tandem with Stock Options shall terminate and no longer be exercisable upon and to the extent of the termination or exercise of such Stock Options; provided that, unless the Committee otherwise determines at or after the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a Stock Option shall only terminate to the extent that the number of shares covered by an exercise or termination of the Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

(iii)	Transferability. Stock Appreciation Rights granted in tandem with Stock Options shall be transferable only when and to the extent such Stock Options would be transferable under Section 5(e).

(d)	Stock Appreciation Rights Granted in Tandem with Awards Other Than Stock Options. Stock Appreciation Rights granted in tandem with Awards other than Stock Options shall be subject to such terms and conditions as the Committee shall establish at or after the time of grant.

(e)	Stock Appreciation Rights Defined. As used in the Plan, the term “Stock Appreciation Right” shall mean the right granted under this Section 6 to receive from the Company, upon exercise of such right (or portion thereof), an amount, which may be paid in cash or shares of Stock (or a combination of cash and Stock), equal to (i) the Fair Market Value, as of the date of exercise, of the shares of Stock covered by such right (or such portion thereof), less (ii) the aggregate exercise price of such right (or such portion thereof).

SECTION 7.    Stock Awards.

(a)	Stock Awards in General. Stock Awards may be of two types: (i) Performance Stock and (ii) Restricted Stock. The Committee shall have authority to award to any participant Performance Stock, Restricted Stock or both types of Stock Awards, and such Stock Awards may be granted alone or in tandem with other Awards, and may be granted in addition to, or in substitution for, other types of Awards. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Stock Awards will be made, the number of shares subject to Stock Awards, the price (if any) to be paid by the recipient (subject to Section 7(d)), the time or times within which Stock Awards may be subject to forfeiture, the performance goals and objectives and performance periods applicable to, the vesting schedule and rights to acceleration of, and all other terms and conditions of the Stock Awards. The provisions of Stock Awards need not be the same with respect to each recipient, and, with respect to individual recipients, need not be the same in subsequent years.

(b)	Performance Stock. Performance Stock is an award of restricted performance shares or other award of Stock whose vesting and forfeiture restrictions are related to the attainment of one or more performance goals and objectives (including the goals and objectives described in Section 9(c)(i)) and such other terms and conditions as may be specified by the Committee at or after the date of grant.

(c)	Restricted Stock. Restricted Stock is an award of Stock whose vesting and forfeiture restrictions are related to the participant’s continued service with the Company for a specified period of time and such other terms and conditions as may be specified by the Committee at or after the date of grant.

(d)	Conditions of Stock Awards. Stock Awards shall be subject to the following conditions:

(i)	The purchase price, if any, for shares of Stock subject to a Stock Award shall be set by the Committee at the time of grant.

(ii)	A participant who is selected to receive a Stock Award may be required, as a condition to receipt of such Stock Award, to execute and to deliver to the Company the applicable Award Documentation, and to pay whatever price (if any) is required under Section 7(d)(i).

(iii)	Unless the Committee determines otherwise, in respect of the shares subject to a Stock Award, the Company shall provide for a book entry on behalf of the participant. The book entry in respect of shares subject to a Stock Award shall be subject to the same limitations contained in the Stock Award.

(e)	Restrictions and Conditions of Shares. The shares subject to a Stock Award shall be subject to the following restrictions and conditions:

(i)	Unless the Committee determines otherwise at or after the time of grant, such shares shall not vest prior to the first anniversary of the date of grant. Except in the case of Restricted Stock subject to which the aggregate number of shares does not exceed five percent of the Aggregate Limit, (A) the shares subject to Restricted Stock shall not vest earlier than in pro rata installments over a period of three years and (B) notwithstanding anything in Section 7(e)(v) to the contrary, the Committee shall not waive or accelerate vesting and forfeiture restrictions for shares subject to Restricted Stock, other than in connection with death, Disability, Retirement, termination of employment, sale of the business unit or Change in Control.

(ii)	Subject to the provisions of this Plan and the Award Documentation, during a period set by the Committee commencing with the date of grant (the “Restriction Period”), the participant shall not be permitted to sell, transfer, pledge or assign such shares. Within these limits, the Committee may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance or such other factors or criteria as the Committee may determine.

(iii)	Except as provided in Section 7(e)(ii) and the applicable Award Documentation, the participant shall have, with respect to such shares, the right to vote and to receive payment of any cash dividends in cash or in the form of Dividend Equivalents or such other form as the Committee may determine at or after grant. Such dividends or Dividend Equivalents may be reinvested in additional Stock Awards subject to the same vesting and performance conditions as the underlying Stock Awards, in the discretion of the Committee. Dividends or Dividend Equivalents in property other than cash shall be subject to the same vesting and forfeiture conditions as the underlying Stock Awards, unless the Committee determines otherwise at or after grant.

(iv)	Subject to the applicable provisions of the Award Documentation and this Section 7, upon termination of a participant’s employment with the Company for any reason during the Restriction Period, all such shares still subject to restriction shall vest or be forfeited in accordance with the terms and conditions established by the Committee at or after grant.

(v)	In the event of hardship or other special circumstances of a participant whose employment with the Company is involuntarily terminated (other than for Cause), the Committee may waive in whole or in part any or all remaining restrictions with respect to any such shares of the participant.

(vi)	If and when the Restriction Period expires without a prior forfeiture of any such shares, such remaining shares shall be delivered to the participant, net of applicable withholding taxes.

SECTION 8.    Other Stock-Based Awards.

(a)	Other Stock-Based Awards in General. Other awards of Stock and other awards that are payable in cash or Stock and are valued in whole or in part by reference to, or are otherwise based in whole or in part on, Stock (“Other Stock-Based Awards”), including, without limitation, Deferred Stock, Dividend Equivalents, cash or Stock settled performance share units and restricted share units, shares valued by reference to subsidiary performance, and phantom stock and similar units, may be granted alone or in tandem with other Awards, and may be granted in addition to, or in substitution for, other types of Awards.

Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which Other Stock-Based Awards shall be made, the number of shares of Stock to be awarded, the cash payment to be made pursuant to, and all other conditions of, Other Stock-Based Awards.

The provisions of Other Stock-Based Awards need not be the same with respect to each recipient.

(b)	Terms and Conditions. Other Stock-Based Awards shall be subject to the following terms and conditions:

(i)	Subject to the provisions of this Plan and the applicable Award Documentation, participants’ rights with respect to Other Stock-Based Awards, including the shares subject to Other Stock-Based Awards, may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are distributed to the participant, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

(ii)	Unless the Committee otherwise determines at the time of award, subject to the provisions of this Plan and the applicable Award Documentation, recipients of Other Stock-Based Award shall be entitled to receive, currently or on a deferred basis, dividends or Dividend Equivalents with respect to the number of shares or deemed number of shares covered by Other Stock-Based Awards.

(iii)	Other Stock-Based Awards and any cash payments or Stock covered by Other Stock-Based Awards shall vest or be forfeited to the extent so provided in the applicable Award Documentation, as determined by the Committee.

(iv)	In the event of the participant’s Retirement, Disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed hereunder (if any) with respect to any or all Other Stock-Based Awards.

(v)	Each Other Stock-Based Award shall be confirmed by, and subject to the terms of, the applicable Award Documentation.

(vi)	Stock distributed on a bonus basis under this Section 8 may be awarded for no cash consideration.

SECTION 9.    Qualifying Awards.

(a)

General.    The Committee may grant an Award to any participant with the intent that such Award qualifies as “performance-based compensation” for “covered employees” under Section 162(m) of the Code (a “Qualifying Award”). The provisions of this Section 9, as well as all other applicable provisions of the Plan not inconsistent with this Section 9, shall apply to all Qualifying Awards. Qualifying Awards shall be of the type set forth in paragraph (b) or (c) below. In connection with Qualifying Awards, the functions of the Committee shall be exercised by a committee of the Board comprised solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(b)	Qualifying Stock Options and Stock Appreciation Rights. Qualifying Awards may be in the form of Stock Options and Stock Appreciation Rights granted by the Committee and subject to the Individual Limit.

(c)	Qualifying Awards other than Stock Options and Stock Appreciation Rights.

(i)	Qualifying Awards (other than Stock Options and Stock Appreciation Rights) may be in the form of Stock Awards and Other Stock-Based Awards whose payment is conditioned upon the achievement of the performance objectives described in this paragraph. Amounts earned under such Qualifying Awards shall be based upon the attainment of the performance goals established by the Committee for a performance cycle in accordance with the provisions of Section 162(m) of the Code and the applicable regulations thereunder related to performance-based compensation. More than one performance goal may apply to a given performance cycle and payments may be made for a given performance cycle based upon the attainment of the performance objectives for any of the performance goals applicable to that cycle. The duration of a performance cycle shall be determined by the Committee, and the Committee shall be authorized to permit overlapping or consecutive performance cycles. The performance goals and the performance objectives applicable to a performance cycle shall be established by the Committee in accordance with the timing requirements set forth in Section 162(m) of the Code and the applicable regulations thereunder. The performance goals that may be selected by the Committee for a performance cycle include any of the following: diluted earnings per share, net income, operating margin, operating income and net operating income, pretax profit, revenue growth, return on sales, return on equity, return on assets, return on investment, stock price growth, total return to shareholders, EBITDA, economic profit and cash flow, each of which may be established on a corporate-wide basis or established with respect to one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures, and may be measured on an absolute basis or relative to selected peer companies or a market index. The Committee shall have the discretion, by participant and by Qualifying Award, to reduce (but, in the case of Qualifying Awards only, not to increase) some or all of the amount that would otherwise be payable under the Qualifying Award by reason of the satisfaction of the performance objectives set forth in the Qualifying Award.

(ii)	For any performance cycle with a duration of thirty-six months, no participant may receive Qualifying Awards under this Section 9(c) covering more than 300,000 shares of Stock or which provide for the payment for such performance cycle of more than 300,000 shares of Stock (or cash amounts based on the value of more than 300,000 shares of Stock). For a performance cycle that is longer or shorter than thirty-six months, the maximum limits set forth in the previous sentence shall be adjusted by multiplying such limit by a fraction, the numerator of which is the number of months in the performance cycle and the denominator of which is thirty-six. Except as otherwise provided in Section 10, no amounts shall be paid in respect of a Qualifying Award granted under this Section 9(c) unless, prior to the date of such payment, the Committee certifies, in a manner intended to meet the requirements of Section 162(m) of the Code and the applicable regulations thereunder related to performance-based compensation, that the criteria for payment of Qualifying Awards related to that cycle have been achieved.

SECTION 10.    Change In Control Provisions.

(a)	Impact of Event. Unless the Committee otherwise determines at the time of grant, in the event of a Change in Control, the following acceleration and valuation provisions shall apply notwithstanding any other provision of the Plan:

(i)	Any Stock Appreciation Rights and any Stock Options (including Qualifying Awards) not previously exercisable and vested shall become fully exercisable and vested and shall remain exercisable for the remainder of their original terms, notwithstanding any subsequent termination of the applicable participant’s employment for any reason.

(ii)	The restrictions and deferral limitations applicable to any Stock Awards and Other Stock-Based Awards (including Qualifying Awards), in each case to the extent not already vested under the Plan, shall lapse and such Awards shall be deemed fully vested, notwithstanding any subsequent termination of the applicable participant’s employment for any reason.

(iii)	All outstanding Awards (including Qualifying Awards) shall either (A) be cashed out by the Company on the basis of the Change in Control Price as of the date such Change in Control is determined to have occurred or (B) be converted into awards based upon publicly traded common stock of the corporation that acquires McGraw-Hill, with which McGraw-Hill merges, or which otherwise results from the Change in Control, with appropriate adjustments pursuant to Section 3(e) to preserve the value of the Awards. The Committee shall determine which of the foregoing clauses (A) and (B) shall apply; provided, however, that the Committee shall be obligated to make such determination not later than three business days prior to a Change in Control; provided further that if no such determination is made by the Committee in accordance with the preceding clause, then the provisions of Section 10(a)(iii)(A) herein shall apply. In the event that the provisions of Section 10(a)(iii)(B) herein shall apply following a determination by the Committee, then all no-trading policies and other internal corporate approvals required with respect to the exercise or sale of Awards (including Qualifying Awards) and/or the underlying shares of Stock shall be waived.

(b)	Definition of “Change in Control”. For purposes of this Plan, the term “Change in Control” shall mean the first to occur of any of the following events:

(i)	An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of Stock (the “Outstanding Common Stock”) or (2) the combined voting power of the then outstanding voting securities of McGraw-Hill entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (1) any acquisition directly from McGraw-Hill, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from McGraw-Hill; (2) any acquisition by McGraw-Hill; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by McGraw-Hill or any entity controlled by McGraw-Hill; or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 10(b); or

(ii)

A change in the composition of the Board such that the individuals who, as of the Plan Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 10(b), that any individual who becomes a member of the Board subsequent to the Plan Effective Date, whose election, or nomination for election by McGraw-Hill’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of McGraw-Hill (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which all of the following conditions are met: (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns McGraw-Hill or all or substantially all of McGraw-Hill’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (B) no Person (other than McGraw-Hill, any employee benefit plan (or related trust) of McGraw-Hill or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(iv)	The approval by the shareholders of McGraw-Hill of a complete liquidation or dissolution of McGraw-Hill.

(c)	Change in Control Price. For purposes of this Section 10, “Change in Control Price” means the highest price per share paid in any transaction reported on the Consolidated Transaction Reporting System, or paid or offered in the transaction or transactions that result in the Change in Control or any other bona fide transaction related to a Change in Control or possible change in control of McGraw-Hill at any time during the sixty-day period ending on the date of the Change in Control, as determined by the Committee.

SECTION 11.    Amendments and Termination.

The Board may amend, alter, discontinue or terminate the Plan, but no amendment, alteration, discontinuation or termination shall be made which would impair the rights of an optionee or participant under an Award theretofore granted, without the optionee’s or participant’s consent. In addition, the Board shall have the right to amend, modify or remove the provisions of the Plan which are included to permit the Plan to comply with the “performance-based” exception to Section 162(m) of the Code if Section 162(m) of the Code is subsequently amended, deleted or rescinded.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively; but no such amendment or other action by the Committee shall impair the rights of any holder without the holder’s consent or, subject to Section 3(e), reduce the option price per share of Stock subject to a Stock Option or Stock Appreciation Right without prior shareholder approval.

Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.

SECTION 12.    Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 13.    General Provisions.

(a)	Stock Subject to Awards. The Committee may require each person purchasing shares of Stock pursuant to an Award to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, any applicable federal or state securities law, and any applicable corporate law.

(b)	Other Plans. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation or equity plans or arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(c)	Continued Employment. The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company, as the case may be, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

(d)	Taxes and Withholding. No later than the date as of which an amount first becomes includible in the gross income of the participant for income tax purposes with respect to any Award (including dividends or Dividend Equivalents on any non-vested Stock Award or Other Stock-Based Award), the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, FICA, state, or local taxes of any kind required by law to be withheld or paid with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant. Unless the Committee otherwise determines, at or before the time of payment, tax withholding or payment obligations up to the participant’s minimum required withholding rate shall be settled with Stock that is part of the Award that gives rise to the withholding requirement. If and to the extent determined by the Committee, a participant may elect to satisfy any additional tax withholding or payment obligation up to the participant’s maximum marginal tax rate by delivery of unrestricted stock duly owned by the participant (and for which the participant has good title free and clear of any liens and encumbrances).

(e)	Governing Law. The Plan and all Awards and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

(f)	Computation of Benefits. Any payment under this Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(g)	Division Sale. Unless the Committee otherwise determines at or after the time of grant, and except as otherwise provided herein, if any participant’s employment by the Company terminates by reason of a Division Sale, such Division Sale shall be treated as an involuntary termination of employment of such participant hereunder and under the terms of any Award.

(h)	Foreign Law. The Committee may grant Awards to eligible employees who are foreign nationals, who are located outside the United States, or who are otherwise subject to or cause the Company to be subject to legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with such legal or regulatory provisions.

SECTION 14.    Plan Effective Date and Duration.

The Plan initially became effective as of the Plan Effective Date, and, the Plan, as amended and restated hereby (the “Amended Plan”), shall become effective, upon shareholder approval of the Amended Plan, on the Amended Plan Effective Date. If the shareholders of McGraw-Hill fail to approve the Amended Plan on the Amended Plan Effective Date, then the Plan as in effect prior thereto shall continue in effect thereafter. The Plan, in such form as shall be effective as of the Amended Plan Effective Date, shall continue in effect for a period of ten years thereafter, unless earlier terminated by the Board pursuant to Section 11.

The McGraw-Hill Companies, Inc.

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of The McGraw-Hill Companies, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 28, 2004, at 11 a.m. (EDT), and any adjournment thereof.

The McGraw-Hill Companies’ employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in The Savings Incentive Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Savings Incentive Plan of Standard & Poor’s, and The Employee Retirement Account Plan of Standard & Poor’s. If you are a participant in any of these Plans and have shares of common stock of the Company allocated to your account under these Plans, The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), is hereby instructed to vote all the shares of common stock of The McGraw-Hill Companies, Inc. which are credited to the undersigned’s account as of March 9, 2004, at the Annual Meeting of Shareholders to be held on April 28, 2004, and any adjournment thereof, on the items set forth on the reverse hereof and, in the Trustee’s discretion, upon such other business as may properly come before the Meeting. Voting rights will be exercised by the Trustee as directed, provided instructions are received by April 23, 2004.

THE MATTERS TO BE VOTED UPON AND THE INSTRUCTIONS ARE SET FORTH ON THE REVERSE SIDE. PLEASE VOTE, SIGN AND RETURN PROMPTLY.

(continued and to be signed on the reverse side)

á    FOLD AND DETACH HERE IF VOTING BY MAIL    á

View Annual Reports and Proxy Statements Online Instead of Receiving Them by Mail

✓	Convenient access to the documents via the Internet
✓	Reduced paper flow
✓	Reduced printing and mailing costs (for your Company)

3 Ways to Consent to View Future Materials Online:

•	By Telephone: Make this election when prompted during the voting process.
•	By Internet: Make this election when prompted during the voting process.
•	By mail: Mark the box on the top half of this proxy card (see other side).

View & Vote

1.	View: This is your proxy card. If you give your consent, it means that beginning in March 2005 you will only be mailed a proxy card. To view the Proxy Statement and Annual Report online, follow the instructions on the other side of the card. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be the shareholder’s responsibility.
2.	Vote: The proxy card includes instructions for the three voting options: telephone, Internet, or mail. You may select any voting method, regardless of how you received your materials.

If you wish to continue receiving the reports through the mail, you do not need to respond. Your reports will continue to be mailed via the U.S. Postal Service.

To resume mail delivery of the Proxy Statement and Annual Report, you may revoke the election at any time by calling Mellon Investor Services at (888) 201-5538.

1221 Avenue of the Americas

New York, NY 10020-1095

www.mcgraw-hill.com

Mark Here for Address Change or Comments	☐

THIS PROXY CARD WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). If not otherwise specified, the proxy card will be voted FOR the Election of Directors, FOR Proposals 2 and 3, and AGAINST Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1, 2 AND 3:

1. Election of Directors Election of the following nominees as Directors for three-year terms expiring at the 2007 Annual Meeting:		FOR ALL NOMINEES except as set forth below	WITHHOLD AUTHORITY FOR ALL NOMINEES
01 Pedro Aspe 02 Robert P. McGraw	03 Hilda Ochoa-Brillembourg 04 Edward B. Rust, Jr.	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name below.

	FOR	AGAINST	ABSTAIN

2. Approval of Amended and Restated 2002 Stock Incentive Plan.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. Ratification of the appointment of independent auditors for 2004.	☐	☐	☐

THE BOARD RECOMMENDS YOU VOTE AGAINST PROPOSAL 4:	FOR	AGAINST	ABSTAIN
4. Shareholder proposal requesting shareholder vote on “poison pills”.	☐	☐	☐

And, in their discretion, in the transaction of such other business as may properly come before the Meeting.

☐	Consent to View Future Materials Online I consent to access future Annual Reports and Proxy Statements electronically via the Internet instead of receiving them by mail.

See other side for additional details.

Signature(s)	Date:

NOTE:    Please sign exactly as your name appears on this card and return the card in the enclosed postage paid envelope.

á    FOLD AND DETACH HERE IF VOTING BY MAIL    á

3 Choices: Vote by Telephone*, Internet* or Mail

* Telephone and Internet voting available until 11:59 p.m. (EDT), April 27, 2004

VOTE BY TELEPHONE

Call toll-free (800) 435-6710 on a touch-tone telephone.

There is no charge to you for this call. Have your proxy card in hand. You will be asked to enter the 11-digit control number, which is located in the lower right-hand corner of your proxy card.

If you choose to vote as the Board of Directors recommends on ALL proposals, press 1 when asked.

If you choose to vote on each proposal separately, press 2 when asked.

	You will hear these instructions for Proposal 1: • To vote FOR ALL NOMINEES, press 1. • To WITHHOLD FOR ALL NOMINEES, press 2. • To WITHHOLD FOR AN INDIVIDUAL NOMINEE, press 3.	You will hear these instructions for Proposals 2, 3 and 4: • To vote FOR, press 1. • To vote AGAINST, press 2. • To ABSTAIN, press 3.

Access the Internet at www.eproxy.com/mhp	VOTE ON THE INTERNET
At the web site, enter your 11-digit control number, which is in the lower right-hand corner of your proxy card. The site offers links to online versions of the Proxy Statement and Annual Report.

* Telephone and Internet voting are available 24 hours a day, 7 days a week. On April 27, 2004, these systems will close promptly at 11:59 p.m. (EDT), at which point your proxy card will be accepted by fax until 10:00 a.m. (EDT), April 28, 2004. Please fax to Mellon Investor Services at (201) 296-4142. For customer assistance, call (888) 201-5538.

Mail to Mellon Investor Services Proxy Processing PO Box 3709 South Hackensack, NJ 07606-9409	VOTE BY MAIL

Mark, sign and date your proxy card and return it promptly in the enclosed postage-paid envelope. Please mail your card so that it is received before the Annual Meeting. The Meeting will be held on April 28, 2004.

Note: If you vote by telephone or on the Internet,
DO NOT mail back your proxy card.